UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
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Regis Corporation
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REGIS

2026

PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING

LETTER FROM THE CHAIR OF THE BOARD AND CHIEF EXECUTIVE OFFICER
Dear Regis Shareholders, Employees, Franchisees, Vendors, and Guests,
Fiscal 2026 marked an important year for Regis as we continued strengthening the business and positioning the Company for sustainable long-term growth. We improved financial performance, generated stronger cash flow, and advanced our strategic priorities.
For fiscal 2026, which ended June 30, 2026, Regis delivered Adjusted EBITDA of $32.8 million, an increase of $1.2 million over fiscal 2025, generated $13.1 million in cash from operating activities, and returned to positive systemwide same-store sales growth. These results reflect the disciplined execution of our strategy and the dedication of our franchisees, stylists, and employees.
Over the past years, Regis has undergone a significant transformation, evolving into a predominantly franchise-focused business built around a portfolio of highly recognized brands. With a stronger foundation in place, we are focused on moving from financial stability to sustainable growth, which we believe will translate into long-term value for shareholders.
We believe franchisee success and exceptional guest experiences are the foundation of sustainable growth. We are investing to strengthen our brands, attract new guests, deepen guest loyalty, improve franchisee profitability, and enhance the salon experience through digital innovation, operational excellence, and disciplined execution.
Supercuts, our flagship brand representing nearly half of our salon network and our largest source of royalty revenue, is central to that strategy. During fiscal 2026, we developed the Supercuts Northstar Plan to sharpen the brand’s positioning, modernize the digital guest experience, and improve operational consistency across the system. This work culminated in the launch of our new brand platform, “Confidence Without Compromise,” and the debut of the “Supercuts? Supercuts!” marketing campaign in July 2026. The brand refresh and nationwide campaign reinforce our belief that guests should not have to choose between a high-quality haircut and exceptional value. The brand work is intended to strengthen the brand’s relevance and drive traffic.
Our Company-owned salons remain an important strategic asset. With 264 company-operated locations at fiscal year-end, these salons serve not only as contributors to financial performance but also as innovation centers where we test operational, marketing, and technology initiatives before broader system deployment. This disciplined approach helps improve salon performance while reducing implementation risk across our franchise network.
Across our portfolio, including our work to strengthen SmartStyle, we are focused on increasing traffic, strengthening guest loyalty, improving salon profitability, and supporting our franchisees’ long-term success. We continue investing in initiatives to recruit, develop, and retain talented stylists, recognizing that our stylists remain an important competitive advantage.
Strengthening our capital structure is another strategic priority. We are actively evaluating refinancing alternatives that we believe could provide greater financial flexibility, lower our cost of capital, and better position Regis to execute our long-term growth strategy.
Fiscal 2026 also marked an important leadership transition. In March 2026, after an extensive CEO search, the Board of Directors unanimously appointed Susan Lintonsmith, who was serving as Board Chair, as President and Chief Executive Officer. We would like to thank Jim Lain, Chief Operating Officer, for his leadership during his tenure as interim CEO and for helping ensure a smooth transition. Nancy Benacci was appointed as the new Chair of the Board, bringing continuity and strong governance to the Board’s leadership.
We also strengthened the Board through the addition of Andrew Alfano and William “Bill” Charters as independent directors. Andrew brings extensive experience leading consumer-facing, multi-unit, and franchise businesses through periods of growth and transformation. Bill contributes deep public-markets and financial experience, including corporate credit, capital allocation and franchise-based business models. As one of Regis’ largest individual shareholders, he also brings meaningful shareholder perspective on value creation. Together, Andrew and Bill’s experience broadens the Board’s operating, franchise, consumer, financial and capital-markets capabilities.
Michael Merriman is not standing for reelection at the 2026 Annual Meeting. Mike has served on the Regis Board since 2011, including as Chair of the Board and Chair of the Audit Committee, providing thoughtful leadership and financial oversight during a period of significant transformation. On behalf of the Board and management team, we thank Mike for his many years of dedicated service and his meaningful contributions to Regis and its shareholders.
Looking ahead, our priorities are clear: strengthen our core brands, drive guest traffic, and improve network health by improving operational excellence, enhancing franchisee profitability, and mitigating salon closures. While there is still important work ahead, we believe Regis is better positioned than it has been in years—with stronger brands, a healthier balance sheet, an engaged franchise system, an experienced leadership team, and a clear strategy for long-term value creation.
On behalf of the Board of Directors and the entire Regis team, thank you for your continued trust, investment, and support. We look forward to building on this momentum in fiscal 2027 and beyond.

Sincerely,

Nancy Benacci	Susan Lintonsmith
Chair of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Regis Corporation:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Regis Corporation (referred to as “we,” “us,” “our,” “Regis,” and the “Company”) will be held on October 28, 2026, commencing at 9:00 a.m. Central Time. The Annual Meeting will be conducted completely as a virtual meeting via the Internet at www.virtualshareholdermeeting.com/RGS2026. The purposes of the meeting are:

✔	To elect the six directors listed in this Proxy Statement to serve for a one-year term and until their successors are elected and qualified;
✔	To approve, on an advisory basis, the compensation of our named executive officers (referred to as the “Say-on-Pay” proposal);
✔	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm; and
✔	To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only holders of record of our common stock at the close of business on September 2, 2026 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. We are providing our proxy materials, which include our Notice and Proxy Statement and Annual Report, to such holders of record of our common stock beginning on or about September 17, 2026.

Whether or not you plan to participate in the Annual Meeting, please submit your proxy by telephone or through the Internet in accordance with the voting instructions provided to you. If you requested a paper copy of the proxy card by mail, you may also date, sign, and mail the proxy card in the postage-paid envelope that is provided with your proxy card. Should you nevertheless participate in the Annual Meeting, you may revoke your proxy and vote your shares electronically during the Annual Meeting.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the record holder that you must follow in order for your shares to be voted. If you plan to vote your shares during the Annual Meeting, you will need the 16-digit control number included on your proxy card or your Notice of Internet Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

By Order of the Board of Directors,

Kersten D. Zupfer
Chief Financial Officer
September 17, 2026

ITEM 1: ELECTION OF DIRECTORS

The Board unanimously recommends that you vote FOR the election of each of the director nominees.

The Board unanimously recommends that you vote FOR the election of each of the director nominees below.
Six directors are to be elected at the annual meeting of shareholders to be held on October 28, 2026 (the “Annual Meeting”), each to hold office for one year until the 2027 annual meeting of shareholders and until their successors are elected and qualified. The Board currently consists of seven directors, one of whom, Mr. Michael Merriman, is not seeking re-election to the Board when his term ends at the Annual Meeting. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the six nominees named below for election as directors. Each of the Board’s nominees is standing for re-election by the shareholders at the Annual Meeting, and each nominee has consented to serve if elected.
Andrew Alfano and William Charters are standing for election by shareholders for the first time at the Annual Meeting. Mr. Alfano was identified as a potential candidate for the Board by a third-party search firm engaged by the Board to assist in identifying and evaluating potential candidates. Mr. Charters, the beneficial owner of approximately 3.9% of our outstanding common stock, expressed interest in being considered as a nominee for the Board. Following an evaluation process, including assistance from a third-party search firm and the Board’s consideration of other potential candidates, the Board elected Mr. Charters as a director.
If for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Corporate Governance Committee may designate substitute nominees, in which event the shares represented by proxies returned to the Company will be voted for such substitute nominees. If the Nominating and Corporate Governance Committee designates any substitute nominees, the Company will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by Securities and Exchange Commission (“SEC”) rules.
2026 PROXY STATEMENT | 1

ELECTION OF DIRECTORS

Who We Are
Andrew Alfano Chief Executive Officer, Retro Fitness Independent Director since 2026 Age: 59 Board committees • Audit	Career Highlights

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Chief Executive Officer of Retro Fitness, a national fitness franchisor, since 2019

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President and Chief Operating Officer of The Learning Experience, a leading early childhood education franchise system from 2015 to 2019

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Held various management positions during his 16 year career at Starbucks Coffee Company from 1999 to 2015, including Senior Vice President, US Business, Regional Vice President, New York Metro and Midwest, Director Business Operations, US, and Regional Director of Operations

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Area Manager at Friendly’s Restaurants from 1995 to 1999

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Area Manager at B&I Executive Dining from 1990 to 1995

Skills / Experience

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Extensive executive leadership experience with franchise businesses across retail, hospitality, and service-based platforms

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Operational experience with a track record in brand growth and market expansion

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Extensive experience working with boards of directors, private equity sponsors, lenders, and independent auditors

Education
Graduate, Culinary Institute of America
Other Public Boards
None

2 |

ELECTION OF DIRECTORS

Lockie
Andrews

Founder, Chief Executive Officer, and Managing Partner of Catalyst Consulting; Founder and Chief Executive Officer of Catalyzes.ai

Independent

Director since 2021

Age: 53

Board
committees

•
Audit

•
Compensation,
Chair

•
Nominating and Corporate Governance
Career Highlights

 •
Founder, Chief Executive Officer, and Managing Partner of Catalyst Consulting, a boutique advisory firm specializing in growth marketing strategy and digital transformation in the retail, fashion, and direct-to-consumer space since May 2007, where she takes on short-term leadership roles within her clients’ organizations, including serving as:

 •
Chief Executive Officer of RICH Hair Care USA, an affordable luxury haircare company since January 2021

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Chief Growth Officer at Pura Vida, a jewelry retailer, from May 2022 to September 2022

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Head of eCommerce and Digital Operations at Party City, a vertically integrated retailer, from May 2021 to January 2022

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Chief Information Officer and Chief Digital Officer, UNTUCKit, an omnichannel retail brand, from 2018 to April 2021

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Founder and Chief Executive Officer of Catalyzes.ai, an applied artificial intelligence advisory and platform company serving retail, consumer goods and technology investors and their portfolio companies on the responsible adoption of AI to drive growth, efficiency and enterprise value, since 2025

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Previously served as an operating partner advisor to portfolio companies of Sun Capital, Marlin Equity, Brightwood Capital, and Shamrock Capital

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Served in various leadership roles at Nora Gardner, Tadashi, Liz Claiborne (Kate Spade), and Alvarez & Marsal’s Retail Consulting Practice

Skills / Experience

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Experience assisting companies such as Nike, Lane Bryant, and ANINE BING in areas such as strategy, innovation, technology, digital marketing, analytics, revenue enhancement, and operational improvement

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Led digital transformation efforts, including leveraging technology and artificial intelligence to enhance marketing, stores, ecommerce, supply chain, creative, analytics, finance, and operations

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Led engagements in strategy, innovation, and capital-raising

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Experience as an investment banker

Education
MBA, Harvard Business School BS, Finance, Georgetown University
Other Public Boards
None

2026 PROXY STATEMENT | 3

ELECTION OF DIRECTORS

Nancy Benacci Former Head of Equity Research, KeyBanc Capital Markets Independent Director since 2023 Chair of the Board Age: 71 Board committees • Audit, ACFE	Career Highlights

 •
Head of Equity Research for KeyBanc Capital Markets, a subsidiary of KeyCorp, one of the nation’s largest bank-based financial services companies, from 2004 until her retirement in 2019. As Head of Equity Research, she directed a sell-side equity research group of more than 100 individuals covering 600 public companies in a variety of industries

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Sell-side Analyst at KeyBanc Capital Markets, from 1989 through 2004, where she provided research coverage on companies in the property casualty and life insurance sectors

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Started her investment career with National City Bank then moved to Eaton Corporation as an analyst and pension fund manager before joining KeyBanc Capital Markets in 1989

Skills / Experience

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Financial expertise, including as a Chartered Financial Analyst, and contributes valuable perspective on the investment analyst community and capital markets

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Extensive leadership skills, including strategy development, revenue and market share growth and business transformation

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Experienced in governance and compliance, including NACD directorship certified and certified in cybersecurity oversight by Carnegie Mellon University’s Software Engineering Institute

Education
MBA, Case Western Reserve – Weatherhead School of Management BS, Business Administration, John Carroll University
Other Public Boards
• Cincinnati Financial Corporation (since 2020) • The Payden & Rygel Investment Group (since December 2023)

4 |

ELECTION OF DIRECTORS

William (Bill) Charters Founder, Sabal Capital Management, LLC Independent Director since 2026 Age: 50 Board committees • Audit (effective October 1, 2026)	Career Highlights

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Founder of Sabal Capital Management, LLC, an investment management firm, since 2010

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Managing Director at BRC Group Holdings (formerly B. Riley Financial), a financial services holding company, from 2017 to 2019

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Partner, Portfolio Manager at Botti Brown Asset Management (Spring Point Capital, LLC) from 2002 to 2010

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Analyst at Bank of America from 2000 to 2002

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Analyst at National City Bank from 1998 to 1999

Skills / Experience

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Public markets investor and financial strategist experience with a background in corporate credit, restructurings, and complex transaction execution

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Capital allocation across the capital structure

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Deep expertise in evaluating operational performance and financing alternatives within franchise systems

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Advising on corporate strategy

Education
BS, Finance, Bowling Green State University Chartered Financial Analyst
Other Public Boards
None

2026 PROXY STATEMENT | 5

ELECTION OF DIRECTORS

Susan Lintonsmith President and Chief Executive Officer, Regis Corporation Director since 2025 Age: 61	Career Highlights

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President and Chief Executive Officer, Regis Corporation, since March 2026

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Chief Operations Officer, Sphinx Franchise Holdings, a European Wax Center franchisee, from 2022 to 2026

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Consultant / Chief Brand Officer, AtYourGate, a start-up airport food delivery company, from 2020 to 2021

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Chief Executive Officer, President & Chief Operating Officer, Elements Massage (part of WellBiz Brand), a massage therapy company, from 2019 to 2020

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Chief Executive Officer & President, QCE LLC (Quiznos), from 2016 to 2018, prior to which she served as U.S. Chief Operations Officer from 2014 to 2016 and Global Chief Marketing Officer from 2011 to 2016

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Chief Marketing Officer, Red Robin Gourmet Burgers, Inc., from 2007 to 2011

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VP/GM Horizon Organic Dairy, WhiteWave Foods (Dean Foods), 2005 to 2007

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Held marketing positions of increasing responsibility at Pizza Hut Inc., The Coca-Cola Company, and Western Union

Skills / Experience

 •
Experience at multiple companies across the food & beverage and health & wellness industries

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C-level roles in both public and private companies

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35 years of experience including 20+ years on the franchisor side; nearly three years with a franchisee of a public company leading the day-to-day operations for centers in six states and Washington D.C.

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Experience as a strategist, branding expert, innovation-driver, and operations leader in highly competitive consumer industries

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Currently serves on five boards: Two private (Checkers & Rally’s Drive-In Restaurants, Pets Supplies Plus), two public (The One Group Hospitality and Regis Corporation), and a non-profit education organization (St. Mary’s Academy). Board experience includes leading CEO searches and providing support on strategic plans, marketing, and supply chain

Education
MBA, Finance and Marketing, Indiana University BBA, University of Notre Dame
Other Public Boards
• The One Group Hospitality, Inc. (since March 2021)

6 |

ELECTION OF DIRECTORS

Michael Mansbach Founder of Granite Stairway Advisors LLC Independent Director since 2021 Age: 58 Board committees • Compensation • Nominating and Corporate Governance, Chair	Career Highlights

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Founder of Granite Stairway Advisors LLC, an executive consulting services firm, since July 2020

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Co-founder and partner of Apex Perspectives, LLC, a consulting firm, from June 2020 to February 2023

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President, MINDBODY, Inc., a technology platform for the fitness, beauty, and wellness service industries, from June 2017 until its acquisition by Vista Equity Partners in April 2019

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President, Blue Jeans Network, Inc., a cloud-based video communications company, from November 2015 to February 2017

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President, PunchTab, Inc., an engagement and insights platform, from September 2014 until its acquisition by Walmart Labs in September 2015

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Senior management positions at Citrix, a business mobility and security software firm, from November 2004 to April 2014

Skills / Experience

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Expertise in creating global scale, building connected teams, market category leadership, and enterprise value

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Revenue growth and retention, go-to-market strategy, M&A, debt/cash/budget management, product strategy and marketing, sales strategy and process, demand generation, market positioning, international expansion, and leadership development

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Senior marketing positions at SeeBeyond and SeeCommerce

Education
MA, International Economics, European Area Studies, The Johns Hopkins University – Paul H. Nitze School of Advanced International Studies
Other Public Boards
None

2026 PROXY STATEMENT | 7

ELECTION OF DIRECTORS
How We Govern the Company
We believe that how we govern ourselves is as important as the corporate governance that sets guidance and parameters for the Company more generally. This is a summary of some of our key Board governance provisions. More information can be found on our website at www.regiscorp.com, and in the next section summarizing some of the key provisions that apply more broadly to the Company. Our compensation governance provisions can be found in the Compensation Discussion and Analysis section of this Proxy Statement.
All our directors, except our President and Chief Executive Officer, are independent. We provide a description of the Board’s independence standards below. Under these standards, the Board has determined that each director, with the exception of Ms. Lintonsmith, our President and Chief Executive Officer, is independent. Accordingly, a supermajority of our Board is independent.
Leadership Structure of the Company. The Board elects the Chair of the Board and the Chief Executive Officer, and it has determined that these two roles should currently be held by separate individuals to enhance the Board’s oversight of management and to allow the Chief Executive Officer to focus primarily on management responsibilities. Our current Board leadership structure provides effective and independent oversight of management and the Company.
We have an independent Chair of the Board. The Chair of the Board, Ms. Benacci, is an independent director who has served on the Board for the last three years.
All our directors stand for election every year.
Special meetings. Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting of shareholders.
Board and Board committee meeting attendance. The Board met eight times in fiscal 2026. Each of the then-serving directors attended, in person or virtually, at least 75% of the eight meetings of the Board and the meetings of the Board committees on which each director served during fiscal 2026.
Annual meeting attendance. The Board does not have a formal policy relating to Board members’ attendance at annual shareholder meetings. Our directors are, however, encouraged to attend these meetings and four of the then-serving directors attended the virtual 2025 annual shareholders meeting.
The Board has a majority voting standard. Incumbent directors who do not receive a majority of votes cast must tender their resignation to the Board for review. Our Corporate Governance Guidelines further provide that if the Board decides not to accept a director’s resignation in such circumstances, then it will disclose its reasons.
Director stock ownership. Our directors are required to hold all common stock they receive as part of their Board compensation until they cease to serve as directors.
Age and tenure provisions. Our Corporate Governance Guidelines state that non-management directors generally should not stand for re-election after reaching age 75, unless the Board approves an exception. The Corporate Governance Guidelines do not have a specific term limit for directors, while acknowledging the value of periodic refreshment.
Overboarding. Our Corporate Governance Guidelines contain provisions related to limiting our directors’ service on other boards of directors to a total of four public company boards or, in the case of a director who serves as an executive officer of a public company, a total of two public company boards.
Director evaluations. Our Corporate Governance Guidelines contain provisions requiring annual Board evaluations.
Director orientation and education. Directors receive orientation overseen by the Board and the Nominating and Corporate Governance Committee and are supported in obtaining continuing director education.
Executive sessions. Our Board has a policy of conducting executive sessions of the independent directors in connection with each regularly scheduled Board meeting.
Communicating with the Board. Our directors value and seek input from a wide variety of sources to inform their work and provide shareholders the opportunity to communicate with them directly. Our directors especially value input from shareholders who have a financial stake in the caliber of their input and who work in settings likely to provide access to interesting insights. Shareholders and other interested parties who wish to contact the Board, any individual director, or the independent directors as a group, are welcome to do so by writing to our Chief Financial Officer at the following address: Regis Corporation,
8 |

ELECTION OF DIRECTORS
3701 Wayzata Boulevard, Suite 600, Minneapolis, Minnesota 55416. Comments or questions regarding our accounting, internal controls, or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.
The Board’s role in risk oversight. One of the key responsibilities of the Board is to develop a strategic direction for the Company and to provide management oversight for the execution of that strategy. The Board regularly reviews information regarding the Company’s financial, strategic, and operational issues, as well as the risks associated with each. The Board also oversees the Company’s Data Security Incident Response Plan, which serves as a Company-wide guide to facilitate a systematic response to security incidents and is designed to prevent or minimize disruption of critical information systems, to minimize loss or theft of sensitive or critical information, and to quickly and efficiently remediate and recover from security events. While the Board has overall responsibility for risk management, each of the Board committees has supporting responsibility for risk management and makes periodic updates to the full Board. Their specific areas of responsibility are:
•
The Audit Committee discusses and approves policies with respect to risk assessment and risk management. The Audit Committee oversees the management of financial risks and monitors management’s responsibility to identify, assess, and manage risks. The Audit Committee is also responsible for overseeing risks relating to cybersecurity.

•	The Compensation Committee is responsible for overseeing our executive compensation programs and reviewing risks relating to our overall compensation plans and arrangements.
•
The Nominating and Corporate Governance Committee manages risks associated with potential conflicts of interest pursuant to our Code of Business Conduct and Ethics (the “Code of Ethics”) and reviews governance and compliance issues with a view to managing associated risks.

•
While each Board committee is responsible for regularly reviewing, evaluating, and overseeing the management of such risks, the Board is regularly informed of such risks through committee reports. In addition, the Board and the Board committees receive regular reports from the Company’s Chief Financial Officer, Executive and Senior Vice Presidents, and other personnel with roles in managing risks. The Compensation Committee is also advised by its independent compensation consultant, which periodically reviews the risks relating to the Company’s compensation practices. The Company’s leadership team meets with the legal department and head of Internal Audit to discuss and evaluate risks applicable to the Company.

Director Independence. Pursuant to our Corporate Governance Guidelines, a majority of the Board must be independent in accordance with the requirements of the Nasdaq Stock Market (“Nasdaq”) corporate governance rules.
Director nomination process. The Nominating and Corporate Governance Committee is responsible for screening and recommending for nomination director candidates to the full Board. The Nominating and Corporate Governance Committee will consider nominations received from our shareholders, provided that, proposed candidates meet the requisite director qualification standards discussed below. When appropriate, the Nominating and Corporate Governance Committee will also engage an independent third-party search firm. The Nominating and Corporate Governance Committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, to be considered for nomination, a candidate must have:
•	High professional and personal ethics and values;
•	A strong record of significant leadership and meaningful accomplishments in his or her field;
•	Broad experience;
•	The ability to think strategically;
•	Sufficient time to carry out the duties of Board membership; and
•	A commitment to enhancing shareholder value and representing the interests of all shareholders.
Candidates are evaluated based on these qualification standards and the current needs of the Board.
In identifying and considering candidates to serve on the Board, the Company will not discriminate against anyone on the basis of race, color, gender, sexual orientation or identity, religion, age, national origin, disability, or any other classification protected by law.
2026 PROXY STATEMENT | 9

ELECTION OF DIRECTORS
Consistent with this commitment, the Nominating and Corporate Governance Committee, when seeking new director candidates, considers and values experience, expertise, integrity, diversity and skills, such as an understanding of the retail industry, the haircare market, finance, accounting, marketing, technology, and other knowledge needed on the Board. The Nominating and Corporate Governance Committee expects every member of the Board and every director candidate to be able to act effectively on behalf of shareholders and stakeholders.
All shareholder nominations must be accompanied by a candidate resume that addresses the extent to which the nominee meets the director qualification standards. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chair of the Nominating and Corporate Governance Committee, c/o Chief Financial Officer, Regis Corporation, 3701 Wayzata Boulevard, Suite 600, Minneapolis, Minnesota 55416.
10 |

Other Governance and Compliance Policies and Practices
Other Governance and Compliance Policies and Practices
Our corporate governance provisions that relate to our Board are summarized in the preceding section. Our compensation governance provisions are summarized in the Compensation Discussion and Analysis section of this Proxy Statement. Our Corporate Governance Guidelines are posted on our website at www.regiscorp.com. This information is also available in printed form free of charge to any shareholder who requests it by writing to our Chief Financial Officer, Regis Corporation, 3701 Wayzata Boulevard, Suite 600, Minneapolis, Minnesota 55416.
Code of Business Conduct and Ethics. The Board has adopted the Code of Ethics, which applies to all our employees, directors, and officers, including our President and Chief Executive Officer, Chief Financial Officer, Controller, and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of business conduct and ethics” within the meaning of the listing standards of the Nasdaq. The Code of Ethics is posted on our website at www.regiscorp.com. The Code of Ethics is also available in printed form free of charge to any shareholder who requests it by writing to our Chief Financial Officer, Regis Corporation, 3701 Wayzata Boulevard, Suite 600, Minneapolis, Minnesota 55416. We intend to promptly disclose future amendments to certain provisions of the Code of Ethics and any waivers of provisions of the Code of Ethics that are required to be disclosed under the rules of the SEC or under the listing standards of the Nasdaq, at the same location on our website.
Insider Trading Policy. The Board has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of the Company’s stock that applies to all employees, officers and directors. The Company believes the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. Under this policy, all employees, officers and directors and their family members are prohibited from trading in the Company’s stock when they have material, nonpublic information about the Company, and it also prohibits disclosing (or “tipping”) such information. The policy also imposes certain quarterly trading window restrictions and pre-clearance requirements. The policy also requires the Company to comply with insider trading rules when effecting transactions in its stock.
The policy also prohibits short-sales, transactions in put or call options or other derivative transactions, hedging transactions or other inherently speculative transactions in Regis stock. With respect to the prohibition on hedging, the policy prohibits purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, including shares held directly or indirectly (however, our policy does not prohibit general portfolio diversification transactions). The policy also prohibits holding our stock in a margin account or pledging it as collateral for a loan, except in the limited circumstance that an individual has demonstrated financial capacity to repay the loan without resort to the pledged securities and obtains approval from our Chief Financial Officer.
Related Party Transactions. Our Board has adopted a Related Party Transaction Approval Policy requiring approval of all related party transactions for amounts exceeding $10,000 for the fiscal year. We did not have any related party transactions during fiscal 2026.
Complaint/hotline Procedures. The Audit Committee Complaint Procedures, which are posted on our website at www.regiscorp.com, provide for the publication of a toll-free number and mailing address for complaints to be submitted to the Audit Committee.
2026 PROXY STATEMENT | 11

Our Board’s Committees
Our Board’s Committees
The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The composition of the Board’s standing committees at fiscal year-end is set forth below.

Director Name	Audit	Compensation	Nominating and Corporate Governance
Andrew Alfano	■
Lockie Andrews	■	■ CHAIR	■
Nancy Benacci	■ ACFE
William Charters
Susan Lintonsmith
Michael Mansbach		■	■ CHAIR
Michael J. Merriman	■ ACFE, CHAIR	■	■
Meetings during fiscal 2026	4	7	7

ACFE = Audit Committee Financial Expert
CHAIR = Board Committee Chair
The Board has determined that all members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee qualify as independent directors as defined under the Nasdaq corporate governance rules.
The charters of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee may be viewed on our website at www.regiscorp.com under “Corporate Governance” on the “Investor Relations” page. The charters are also available in printed form free of charge to any shareholder who requests them by writing to our Chief Financial Officer, Regis Corporation, 3701 Wayzata Boulevard, Suite 600, Minneapolis, Minnesota 55416. The charters include information regarding the committees’ composition, purpose, and responsibilities.
Audit Committee
The Audit Committee assists the Board in discharging its oversight responsibility to the shareholders and investment community regarding: (i) the integrity of the Company’s financial statements and internal controls over financial reporting, (ii) the independence, qualifications and performance of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function, and (iv) the Company’s compliance with legal and regulatory requirements.
In carrying out these duties, the Audit Committee maintains free and open communication among the Board, the independent auditor, and the Company’s management. The Audit Committee meets with management and the independent auditor at least quarterly, generally prior to the Company’s earnings releases to discuss the results of the independent auditor’s quarterly reviews and fiscal year-end audit.
The Board has determined that all members of the Audit Committee meet the Nasdaq definitions of independence and financial literacy for Audit Committee members. In addition, the Board has determined that each of Ms. Benacci and Mr. Merriman, each of whom is also an independent director, is an audit committee financial expert (“ACFE”) for purposes of the SEC rules and possesses accounting or related financial management expertise required by the Nasdaq. Members serving on the Audit Committee do not currently serve on the audit committees of more than three public companies. In connection with Mr. Merriman not seeking re-election to the Board at the Annual Meeting, the Board elected Ms. Benacci to serve as Chair of the Audit Committee after Mr. Merriman’s term ends at the Annual Meeting. Ms. Benacci previously served as Chair of the Audit Committee from November 2024 to March 2026.
Compensation Committee
The primary responsibilities of the Compensation Committee are to determine and approve, or to make recommendations to the Board with respect to, the compensation and benefits packages of the Company’s executives and to consider and to recommend incentive compensation and equity-based compensation plans. The Compensation Committee also reviews director
12 |

Our Board’s Committees
compensation, oversees the evaluation of the Chief Executive Officer, and evaluates on an annual basis its own performance and the adequacy of its charter. Additional information about the responsibilities of the Compensation Committee is provided below in the Compensation Discussion and Analysis section of this Proxy Statement. The Board has determined that all members of the Compensation Committee meet the Nasdaq definition of independence applicable to Compensation Committee members.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee discharges the Board’s responsibilities related to general corporate governance, including Board organization, membership, and evaluation. The Nominating and Corporate Governance Committee also monitors Board qualifications and orientation of new directors, assists with the annual Chief Executive Officer evaluation, reviews and resolves any director conflicts of interest, and presents qualified individuals for election to the Board. In addition, the Nominating and Corporate Governance Committee annually reviews the Corporate Governance Guidelines. It also reviews and approves, if appropriate, any related party transactions in accordance with the Company’s Related Party Transaction Approval Policy. Finally, the Nominating and Corporate Governance Committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see “Director Nomination Process” above.
2026 PROXY STATEMENT | 13

How Our Directors Are Paid
How Our Directors Are Paid
We designed our director compensation program to address the time, effort, expertise, and accountability required of active Board membership, with consideration given to industry comparisons of directors’ compensation. Our Board believes that annual compensation for non-employee directors should consist of both cash, to compensate directors for their service on the Board and its committees, and equity, to align the interests of directors and our shareholders. By vesting over time, equity awards also create an incentive for continued service on our Board.
Compensation of our directors is reviewed and determined by the Board on an annual basis. Employee directors do not receive any cash or other compensation for their services as directors. Each of the cash compensation and the equity compensation for non-employee directors who serve during only a portion of a fiscal year is pro-rated. In October 2025, the Board reviewed our director compensation and determined not to increase the cash compensation program for fiscal 2026. As to equity awards, following review of relevant benchmarking data, the Board approved a $12,000 increase to the value of the annual grant of restricted stock units (“RSUs”) for the non-employee directors and a $6,000 increase to the annual grant of RSUs for the Chair of the Board, with an offsetting $5,000 decrease to the annual cash retainer for the Chair of the Board. Accordingly, the fiscal 2026 director compensation program is described below:
•	An annual cash retainer of $70,000, which is paid quarterly;
•	An annual cash retainer of $35,000 for the Chair of the Board;
•	An annual cash retainer of $20,000, $15,000, and $12,500 for the chairs of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, respectively;
•	An annual grant of RSUs valued at $80,000 for non-employee directors; and
•	An annual grant of RSUs valued at $40,000 for the Chair of the Board.
14 |

Fiscal 2026 Director Compensation Table
In addition to the foregoing, for the portion of fiscal 2026 when we had an interim President and Chief Executive Officer while the Board was conducting a search for a successor President and Chief Executive Officer, Ms. Lintonsmith served as Chair of the Strategy Committee that was formed by the Board to facilitate its oversight of strategy during this transition period. For her service, Ms. Lintonsmith was paid an additional annual retainer of $20,000, resulting in payment of $6,521 for the period of her service in this role during fiscal 2026.
The following table shows, for each of the non-employee directors who served during the fiscal year ended June 30, 2026, information concerning their annual and long-term compensation earned during such fiscal year.
Fiscal 2026 Director Compensation Table

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards[1,2] ($)	Total ($)
Andrew Alfano[3]	20,611	57,816	78,427
Lockie Andrews	79,493	71,311	150,804
Nancy Benacci[4]	95,284	100,567	195,851
William Charters[5]	13,077	46,157	59,234
Mark S. Light[6]	26,954	—	26,954
Susan Lintonsmith[7]	67,619	113,853	181,472
Michael Mansbach	77,935	71,311	149,246
Michael J. Merriman	91,171	71,311	162,482
M. Ann Rhoades[6]	27,711	—	27,711

1
Values expressed represent the aggregate grant date fair value of stock awards, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for a description of the assumptions used in calculating these amounts.

2
Annual grants of RSUs were made to the directors on November 14, 2025, except for Ms. Lintonsmith’s annual grant of RSUs for her service as Chair of the Board which was made to her on December 4, 2025.

3	Mr. Alfano joined the Board effective March 16, 2026 and he received a pro-rated grant of RSUs on such date.
4	Ms. Benacci was appointed Chair of the Board effective March 16, 2026 and she received a pro-rated grant of RSUs, for her service as Chair of the Board, on such date.
5	Mr. Charters joined the Board effective April 24, 2026 and he received a pro-rated grant of RSUs on May 15, 2026.
6	Mr. Light’s and Ms. Rhoades’ service on the Board concluded at the 2025 annual meeting of shareholders.
7
Ms. Lintonsmith was appointed President and Chief Executive Officer of the Company, effective March 16, 2026. She received compensation for her service as a non-employee director until such date. Her compensation as President and Chief Executive Officer is reported in the Summary Compensation Table of this Proxy Statement.

The following table shows, for each of our non-employee directors, the aggregate number of stock and option awards outstanding as of June 30, 2026:

Director Name	Aggregate Stock Awards Outstanding as of 06/30/26 (#)	Aggregate Option Awards Outstanding as of 06/30/26 (#)
Andrew Alfano	2,409	—
Lockie Andrews	2,727	4,500
Nancy Benacci	3,946	2,182
William Charters	1,631	—
Mark S. Light	—	—
Michael Mansbach	2,727	4,500
Michael J. Merriman	2,727	4,500
M. Ann Rhoades	—	—

2026 PROXY STATEMENT | 15

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Background
Our Company
Regis Corporation is a leader in the haircare industry, with a portfolio of brands, including Supercuts, SmartStyle, Cost Cutters, Roosters, and First Choice Haircutters. As of June 30, 2026, the Company franchised or owned 3,712 salons, primarily in North America, consisting of 3,448 franchised salons and 264 Company-owned salons.
Our purpose is to Unleash the Beauty of Potential. Our vision is to define the future of haircare through a scaled portfolio of differentiated, category-leading brands, powered by digital innovation and operational excellence to deepen guest loyalty and deliver sustainable long-term growth.
As we execute against our vision, we are focused on strengthening our brands, supporting the success of our franchisees and stylists, enhancing the guest experience, driving operational excellence, and delivering sustainable long-term value for our shareholders.
Our culture and approach to executing our strategy are guided by four core values:
•	Own It. Take responsibility, exercise sound judgment, remain results-driven, and be accountable for delivering high-quality work and outcomes.
•	Foster Trust. Build strong relationships by treating others with respect and acting with empathy, transparency, and integrity.
•	Be Brave. Remain focused on growth, bring a can-do attitude, pursue bold ideas, and courageously challenge the status quo.
•	Create Community. Connect and collaborate with our partners, supporting one another through challenges and celebrating successes together.
These values shape how we operate and how our leaders are expected to lead and support our efforts to strengthen our brands, enhance the guest experience, and drive sustainable long-term performance.
16 |

COMPENSATION DISCUSSION AND ANALYSIS
Our Named Executive Officers
The Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement will provide you with information concerning the basic objectives, principles, decisions, material elements, processes, amounts, and rationale underlying the compensation of our Named Executive Officers (“NEOs”). As a “smaller reporting company” under the rules of the SEC, we are taking advantage of certain scaled disclosure rules, including reduced disclosure obligations regarding the compensation of our NEOs. For fiscal 2026, our NEOs are:

Name	Current Title	Period of Employment
Susan Lintonsmith	President and Chief Executive Officer	March 2026 – present[1]
Jim B. Lain	Chief Operating Officer and Former Interim President and Chief Executive Officer	November 2013 – July 2020; November 2020 – present[2]
Kersten D. Zupfer	Executive Vice President and Chief Financial Officer	February 2007 – present
James Suarez	Executive Vice President, Company Operations	August 1997 – present

1	Ms. Lintonsmith was appointed the Company’s President and Chief Executive Officer, effective March 16, 2026.
2
Mr. Lain served as the Company’s Interim President and Chief Executive Officer from July 1, 2025 until March 16, 2026, at which point he transitioned to the position of the Company’s Chief Operating Officer.

Executive Summary
Our Executive Pay Plan
Our fiscal 2026 annual compensation plan includes three main components: base salary, short-term incentives, and long-term incentives.
The elements of our fiscal 2026 compensation plan include:

Element	Form	Metric	Performance Period	Objective
Base Salary	Cash	Fixed	N/A	Provide a base level of compensation for executive talent.
Short Term Incentives (Annual Incentive Compensation (“AIC”) and Discretionary Bonuses)	Cash	Variable compensation component based on performance against financial goals and assessment of individual metrics	1 year	Motivate executives to meet and exceed objectives aligned with our strategic plan
Restricted Stock Units (“RSUs”)	Equity	Time-based vesting in equal annual installments	3 years	Align interests of our executives with those of our shareholders through equity ownership

Our 2025 Say-on-Pay Vote Result
At our 2025 annual meeting of shareholders, shareholders holding approximately 88% of the votes cast on our say-on-pay proposal voted in favor of our executive compensation program.
2026 PROXY STATEMENT | 17

COMPENSATION DISCUSSION AND ANALYSIS
How We Design Executive Pay
Compensation Philosophy
Our executive compensation programs are based on our belief that attracting, retaining, and motivating talented executives is critical to executing our business strategy, maintaining our competitive advantage in the haircare industry and achieving the financial and strategic objectives set by the Board. Accordingly, our executive compensation programs are designed to reward performance, reinforce accountability for business results, and align the interests of our executives with those of our shareholders.
The Compensation Committee has adopted a compensation philosophy that centers on the following guiding principles:
Generally target total direct compensation at market rates, with the following considerations:
•
Achieving our desired competitive position will occur over time and will consider not only the total program value, but also the reward vehicles that are used (i.e., performance-based incentives versus fixed benefits).

•
Moving toward the market median will consider our size and performance relative to an applicable peer group to ensure that targeted compensation is appropriately calibrated and that realizable compensation is consistent with absolute and relative performance.

As a result of the Company’s limited financial flexibility in recent years, annual compensation for our NEOs has remained generally flat. From time to time, the Compensation Committee has provided special bonuses or awards that were tailored to recognize certain objectives and accomplishments. Accordingly, while the Compensation Committee considers the compensation philosophy described above when reviewing compensation each year, actual decisions in recent years have been driven by the Company’s financial circumstances and specific achievements. As a result of the Company’s recent financial circumstances, the Compensation Committee believes our NEOs’ compensation has been below market median, but that this positioning has been appropriate in recognition of the financial limitations we have faced.
Align with shareholder interests by designing a compensation portfolio that pays for performance and reinforces accountability for results.
•
For fiscal 2026, the Compensation Committee established annual incentive performance measures designed to reinforce accountability and align executive compensation with key drivers of Company performance. The measures focused on achieving Adjusted EBITDA objectives and driving Same Store Sales (“SSS”) growth, with measures tailored, where appropriate, to the areas of the business each executive was responsible for supporting.

•
In approving annual incentive payouts for fiscal 2026, the Compensation Committee and the Board considered that, notwithstanding the level of payout achieved based on the metrics, the Board’s overall assessment of the near-term performance of the Company-owned salons was below the Board’s expectations for this segment. Accordingly, the Compensation Committee exercised negative discretion with respect to two NEOs most responsible for the Company-owned salons and reduced the payout for Mr. Lain by 17 percentage points (from 86% of target to 69% of target) and for Mr. Suarez by 24 percentage points (from 82% of target to 58% of target) to ensure that payouts were aligned with the Board’s objectives for the Company-owned salons.

•
The Compensation Committee believes the annual incentive plan metrics and payouts reflect the foundational achievements in fiscal 2026 and aligned pay with performance, as all NEOs received below target payouts, reflective of the on-going efforts needed to advance long-term growth.

•
In fiscal 2025, the Compensation Committee adopted the Executive Long-Term Cash Incentive Plan (“Cash LTIP”), which is intended to reward achievement of the Company’s Adjusted EBITDA goals over a three-year performance period covering fiscal 2025 through 2027.

•	The Compensation Committee also approved the grant of RSUs to executives, the value of which will depend on our stock price at the time of vesting.
The Compensation Committee believes this combination of annual performance-based incentives, multi-year performance incentives and equity compensation appropriately balances near-term execution with long-term value creation. The Compensation Committee also recognizes the need to remain flexible to address particular circumstances as they arise so that we can remain competitive in retaining key leadership talent and incentivizing achievement of the Company’s strategic and financial objectives.
18 |

COMPENSATION DISCUSSION AND ANALYSIS
Review of External Market Data
In fiscal 2026, the Compensation Committee continued to engage Pay Governance LLC (“Pay Governance”) as an independent advisor to the Compensation Committee. For fiscal 2026, the Compensation Committee requested Pay Governance to benchmark executive compensation against an approved peer group and broader market practices. The Compensation Committee considered this report when making its determinations regarding executive compensation for fiscal 2026. Upon review, the Compensation Committee determined to increase the base salaries for our NEOs, reflecting each NEO’s expanded responsibilities, while the percentage of base salary used to determine target annual cash incentive opportunities for the NEOs remained flat.
In connection with various decisions about compensation levels for our NEOs, the Compensation Committee has considered compensation in the external market as one factor in its executive compensation decisions, examining both relevant broad retail industry data and data from a group of companies it considers representative of its competitors for executive talent.
Role of the Compensation Committee
The Compensation Committee is charged with developing and administering the base salary, annual and long-term incentives, and benefit programs for our executives. Our annual cash incentive program is typically referred to as our “bonus” program, and the bonus payments are generally reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table of this Proxy Statement. In developing our compensation programs, a basic objective for the Compensation Committee was that the total compensation awarded to the NEOs be fair, reasonable, and competitive. This objective is consistent with our executive pay philosophy.
The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of our executives. Accordingly, the primary duties and responsibilities of the Compensation Committee are:
•	to determine and approve, or make recommendations to the Board with respect to, the compensation of all executives; and
•	to consider and recommend the structure of, and changes to, our incentive compensation, equity-based plans, and benefit programs.
Role of Executive Officers in Compensation Decisions
Our President and Chief Executive Officer furnishes her input to the Compensation Committee regarding the compensation of the Company’s executives, including the other NEOs, and she may be present during deliberations and voting on the other executives’ compensation. However, our President and Chief Executive Officer is not present during deliberations and voting regarding her own compensation or during other executive sessions of the Compensation Committee.
Role of the Independent Compensation Consultant
Since fiscal 2018, the Compensation Committee has engaged Pay Governance, an independent consulting firm, to provide to it executive compensation consulting services. The Compensation Committee assessed Pay Governance’s independence pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.
Since it was engaged by the Compensation Committee, Pay Governance worked with the Compensation Committee and Company management to establish incentive plan designs, supported the Compensation Committee with shareholder engagement efforts, and assisted the Compensation Committee on other activities in support of its responsibilities as set forth in its charter. The Chair of the Compensation Committee worked directly with Pay Governance to determine the scope of the work needed to assist the Compensation Committee in its decision-making processes. Pay Governance worked with management, at the direction of the Compensation Committee, to fully understand the future business direction and the historical, current, and desired future direction of our pay policies and practices, as well as to facilitate the development of our compensation strategies, including the approach to determining compensation levels.
2026 PROXY STATEMENT | 19

COMPENSATION DISCUSSION AND ANALYSIS
Elements of the Executive Compensation Program
in Fiscal 2026
Base Salary Decisions for Fiscal 2026
The Compensation Committee modified our NEOs’ base salaries for fiscal 2026 as follows:
•
Effective March 16, 2026, Ms. Lintonsmith’s base salary was set at $640,000 in connection with her appointment as President and Chief Executive Officer of the Company and to pay her at a level commensurate with her title and experience after review of relevant market data;

•
Effective July 1, 2025, Mr. Lain’s base salary was increased to $550,000 in connection with his appointment as Interim President and Chief Executive Officer of the Company to compensate for his interim leadership service, after which it was decreased, effective March 16, 2026, to $470,000 in connection with his transition to Chief Operating Officer;

•
Effective September 1, 2025, following review of relevant benchmarking data, Ms. Zupfer’s base salary was increased to $470,000 to better align her to market and recognize her many contributions and expanded leadership roles, including oversight of Human Resources; and

•	Effective September 1, 2025, Mr. Suarez’ base salary was increased to $380,000 to recognize his expanded role over Company-owned salon operations.
As a result, base salaries for our NEOs for fiscal 2026 were as follows:

Name	Base Salary at June 30, 2025 (Annualized) ($)	Base Salary at June 30, 2026 (Annualized) ($)	Increase/(Decrease) (%)
Susan Lintonsmith	—	640,000	N/A
Jim B. Lain	425,000	470,000	10.6
Kersten D. Zupfer	425,000	470,000	10.6
James Suarez	325,000	380,000	16.9

20 |

COMPENSATION DISCUSSION AND ANALYSIS
Short Term Incentive Decisions for Fiscal 2026
The Compensation Committee determines the AIC payouts each year in accordance with our Short Term Incentive Plan (“Short Term Plan”).
The Compensation Committee annually selects AIC metrics for the Short Term Plan that align executives’ incentives with our strategic objectives. For fiscal 2026, the Compensation Committee structured the Short Term Plan to more closely align incentive compensation with the financial and operating results executives were responsible for delivering. Rather than applying a single incentive plan across all executive roles, the Compensation Committee established three plans based on an executive’s responsibilities: the Corporate (Consolidated) Plan, the Company-Owned Salon Plan, and the Franchise Salon Plan.
Executives with enterprise-wide responsibilities, including Ms. Lintonsmith, Mr. Lain, and Ms. Zupfer, participated in the Corporate (Consolidated) Plan, which focused on consolidated SSS growth and Adjusted EBITDA (which excludes expenses for AIC and bonus accruals), while executives primarily responsible for the Company-owned salons, including Mr. Suarez, or franchise salons participated in plans that also incorporated segment-specific Adjusted EBITDA (which excludes expenses for AIC and bonus accruals) and segment-specific SSS growth, in addition to consolidated Adjusted EBITDA; however, no NEOs participated in the franchise salon plan. This structure was intended to reinforce accountability for the performance executives could most directly influence while maintaining a shared focus on the overall financial performance of the Company. Appendix A includes a reconciliation of GAAP net income to Adjusted EBITDA and Company-owned segment profit (loss) to Company-owned Adjusted EBITDA calculated for purposes of the AIC awards.

Name	Target AIC (as a Percentage (%) of Salary)	Target AIC ($)
Susan Lintonsmith[1]	125	234,521
Jim B. Lain[2]	92	485,541
Kersten D. Zupfer	70	323,750
James Suarez	70	259,583

1	Ms. Lintonsmith’s Target AIC ($) is pro-rated based on the portion of the year she served as CEO following her appointment effective March 16, 2026.
2
Mr. Lain’s Target AIC ($) is pro-rated based on his base salary of $550,000 and Target AIC Percentage of 100% of such base salary in effect for the approximately 8.5 months of fiscal 2026 he served as Interim Chief Executive Officer and President of the Company and his base salary of $470,000 and Target AIC Percentage of 70% of such base salary for the approximately 3.5 months of fiscal 2026 he served as Chief Operating Officer of the Company.

Following the end of fiscal 2026, in August 2026, the Compensation Committee evaluated the performance against the AIC metrics, as described in further detail below. After evaluating performance against the metrics, the Compensation Committee exercised its negative discretion to reduce payments to certain NEOs as described below.
Corporate (Consolidated) Plan

Performance Measure	Weighting[1]	Performance Goal[2]	Description	Award Multiplier	Actual Result	Achievement as a % of Total AIC Target
Adjusted EBITDA (calculated as described above)	70% of Total AIC	Threshold	Adjusted EBITDA equal to $32 million	50%	Adjusted EBITDA = $36.3 million	69%
		Target	Adjusted EBITDA equal to $36.4 million	100%
		Maximum	Adjusted EBITDA equal to $40.5 million	150%
Consolidated SSS	30% of Total AIC	Threshold	SSS equal to 0%	50%	SSS = 0.90%	17%
		Target	SSS equal to 4%	100%
		Maximum	SSS equal to 5.33%	150%

1	Weighting percentage is a percentage of the total AIC target.
2	If the measured amount achieved is between certain of the performance goals, the award multiplier will be determined through linear interpolation.
2026 PROXY STATEMENT | 21

COMPENSATION DISCUSSION AND ANALYSIS
Company-Owned Salon Plan

Performance Measure	Weighting[1]	Performance Goal[2]	Description	Award Multiplier	Actual Result	Achievement as a % of Total AIC Target
Adjusted EBITDA (calculated as described above)	30% of Total AIC	Threshold	Adjusted EBITDA equal to $32 million	50%	Adjusted EBITDA = $36.3 million	30%
		Target	Adjusted EBITDA equal to $36.4 million	100%
		Maximum	Adjusted EBITDA equal to $40.5 million	150%
Company-Owned Salon Adjusted EBITDA (calculated as described above)	40% of Total AIC	Threshold	Company-Owned Salon Adjusted EBITDA equal to $7 million	50%	Company-Owned Salon Adjusted EBITDA = $7.7 million	28%
		Target	Company-Owned Salon Adjusted EBITDA equal to $8.1 million	100%
		Maximum	Company-Owned Salon Adjusted EBITDA equal to $9.1 million	150%
Company-Owned Salon SSS	30% of Total AIC	Threshold	SSS equal to 0%	50%	SSS= 4%	24%
		Target	SSS equal to 4.5%	100%
		Maximum	SSS equal to 5.67%	150%

1	Weighting percentage is a percentage of the total AIC target.
2	If the measured amount achieved is between certain of the performance goals, the award multiplier will be determined through linear interpolation.
In approving annual incentive payouts for fiscal 2026, the Compensation Committee and the Board considered that, notwithstanding the level of payout achieved based on the metrics, the Board’s overall assessment of the near-term performance of the Company-owned salons was below the Board’s expectations for this segment. Accordingly, the Compensation Committee exercised negative discretion with respect to two NEOs most responsible for the Company-owned salons and reduced the payout for Mr. Lain by 17 percentage points (from 86% of target to 69% of target) and for Mr. Suarez by 24 percentage points (from 82% of target to 58% of target) to ensure that payouts were aligned with the Board’s objectives for the Company-owned salons.
Accordingly, each executive received the respective payout set forth in the table to the right. These AIC payouts are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

NEO	Calculated AIC %	Adjusted AIC %	Total AIC Payout ($)
Susan Lintonsmith[1]	86%	100%	234,521
Jim B. Lain[2]	86%	69%	335,024
Kersten D. Zupfer	86%	86%	278,425
James Suarez[2]	82%	58%	150,558

1
In connection with her appointment as Chief Executive Officer more than half way through fiscal 2026, Ms. Lintonsmith’s offer letter indicated that she would be entitled to receive an AIC payout for fiscal 2026 based on the greater of her Target AIC ($) or the actual calculated annual bonus for fiscal 2026, with such greater amount then pro-rated based on the number of days she was employed by the Company during fiscal 2026. As a result of the below target AIC achievement based on performance results, Ms. Lintonsmith’s adjusted AIC percentage reflects the 100% of target payout under her offer letter.

2	The adjusted AIC percentage for Messrs. Lain and Suarez reflect their payouts after the Compensation Committee’s exercise of its negative discretion as described above.

Long Term Incentive Decisions for Fiscal 2026
Fiscal 2026 Equity Awards
For fiscal 2026, the Compensation Committee determined to grant to each of Mr. Lain, Ms. Zupfer and Mr. Suarez an award of 5,400 RSUs. The Compensation Committee also determined to grant to Ms. Lintonsmith an award of 12,125 RSUs in connection with her appointment as President and Chief Executive Officer of the Company. These awards are eligible to vest in equal installments on each of the first three annual anniversaries of the grant date.
22 |

COMPENSATION DISCUSSION AND ANALYSIS
Executive Long-Term Cash Incentive Plan
In January 2025, the Board approved the Cash LTIP and individual awards under the Cash LTIP at the recommendation of the Compensation Committee. The Cash LTIP provides cash bonus opportunities to certain executives of the Company, including our executive officers, based on achievement of growth in the Company’s Adjusted EBITDA for the three-year period ending June 30, 2027 (the “Performance Period”). The Cash LTIP is designed to motivate certain executives to achieve performance metrics related to the Company’s Adjusted EBITDA in order to promote achievement of the Company’s long-term financial success.
The Compensation Committee will administer the Cash LTIP and select participants to receive awards, which represent the participant’s right to a percentage of the excess of the Company’s Adjusted EBITDA, excluding incentive compensation expenses and adjusted for certain corporate transactions, over specified Adjusted EBITDA thresholds for each fiscal year during the Performance Period (the “Excess Amount”). The Compensation Committee may adjust the Adjusted EBITDA thresholds for each applicable fiscal year following the first fiscal year of the Performance Period. The Award Percentage is approximately 11% for each executive officer then serving as an executive officer and who still serves as an executive officer, including Mr. Lain, Ms. Zupfer and Mr. Suarez. Additionally, the Board approved a Cash LTIP award for Ms. Lintonsmith at the recommendation of the Compensation Committee beginning with a pro-rated award for fiscal 2026, with an Award Percentage of 32%. For participants who remain employed with the Company through the applicable dates, the participants’ percentage of the Excess Amount (the “Award Percentage”) will be multiplied by the Excess Amount. The amounts accrue each fiscal year over the Performance Period and any accrued amounts will be paid in two equal installments on each of September 15, 2027 and July 14, 2028 (collectively, the “Payment Dates”) so long as the participant remains employed through such dates, except as described below.
For purposes of determining the amount earned and accrued under the Cash LTIP for fiscal 2026, Adjusted EBITDA was calculated consistent with the calculation used for the AIC payouts, which resulted in an aggregate Excess Amount of $530,084 for fiscal 2026.
Generally, if a participant’s employment is terminated before one or both of the Payment Dates, the participant’s rights to any accrued but unpaid amount under the Cash LTIP will be forfeited. However, if a participant’s employment is terminated without “cause” or due to death or disability, the participant will receive a prorated or full award (depending on the time of termination) on the Payment Dates, based on actual performance during the Performance Period. In the event of a “change in control” during the Performance Period, achievement of Adjusted EBITDA thresholds will be determined by the Compensation Committee in its discretion with reference to the Company’s most recent Adjusted EBITDA projection or budget. Any earned bonuses based on the foregoing will be paid within 60 days following the change in control. “Cause” and “change in control” are as defined in the amended and restated Regis Corporation 2018 Long Term Incentive Plan (the “2018 Plan”).
Other Compensatory Decisions Applicable to Fiscal 2026
Retention Bonus
Upon consultation with its independent compensation consultant, the Compensation Committee approved a retention bonus to Mr. Lain in recognition of his past service and to encourage his continued service to the Company, in the amount of $500,000 subject to Mr. Lain remaining employed by Regis through March 16, 2027 and to be paid to Mr. Lain no later than March 31, 2027, which will also be paid as to a pro-rated amount of at least one-half if his employment is terminated without cause prior to such date.
Interim Service Bonus
Pursuant to the Interim CEO Agreement (as defined below), Mr. Lain was eligible and received an interim service bonus of $100,000 for fulfilling his duties as Interim President and Chief Executive Officer of the Company until the appointment of a permanent President and Chief Executive Officer of the Company and his continued employment with the Company for at least 30 days thereafter.
2026 PROXY STATEMENT | 23

COMPENSATION DISCUSSION AND ANALYSIS
Benefits
Consistent with our current compensation philosophy, we provide benefits that align with the market median and with current market practices. The benefits we provided to our NEOs in fiscal 2026 are summarized in the footnotes to the Summary Compensation Table in this Proxy Statement or are otherwise reported in the accompanying tables, including footnotes. Current benefits for our NEOs include core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance, and long-term disability coverage), 401(k) plan matching contributions, and the Stock Purchase Plan.
Key Compensatory Decisions Applicable to Fiscal 2027
Subsequent to fiscal 2026, the Compensation Committee engaged in its annual review of executive compensation for purposes of considering compensation for fiscal 2027. The Compensation Committee decided not to make any changes to the base salaries or AIC targets for any of our NEOs, and will continue to evaluate long-term incentives for our NEOs following the Annual Meeting to ensure that our NEOs’ interests are aligned with those of our shareholders.
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COMPENSATION DISCUSSION AND ANALYSIS
Governance Policies and Additional
Compensation-Related Items
We believe in holding ourselves to a high standard of ethics, transparency, and accountability. Accordingly, we have adopted corporate governance practices and policies that, in many cases, go beyond SEC and Nasdaq requirements to reflect emerging best practices.

Compensation Practice	Regis Policy
Independent Compensation Committee
Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the Nasdaq, including the higher standards applicable to Compensation Committee members.

Clawback Policy
We updated our compensation clawback policy prior to December 1, 2023 to comply with the SEC and stock exchange listing standards. The policy provides for recovery of certain erroneously awarded compensation received by our Section 16 officers in the event of an accounting restatement due to material non-compliance with any financial reporting requirement, as described in more detail below.

Limited Severance Benefits and Perks	We have benchmarked and implemented market severance terms (generally, base salary plus bonus, including after a change in control), while retaining our “double trigger” structure.
No Tax Gross-Ups	We do not provide tax gross-ups on perquisites or “golden parachute” payments.
Stock Ownership Guidelines	We have meaningful stock ownership guidelines for our executives, discussed in more detail below.
Independent Compensation Consultant	Pay Governance LLC has advised our independent Compensation Committee since fiscal 2018.
Risk Assessment	We consider risk in our compensation programs and periodically conduct a risk assessment, which is led by our independent compensation consultant.
Annual Say-on-Pay Vote	Every year, we offer our shareholders the opportunity to cast an advisory vote on our executive compensation.
No Repricing or Exchange of Underwater Options/SARs	Our plan prohibits the repricing or exchange of underwater stock options and stock appreciation rights without shareholder approval.

Compensation Recovery Policy
We previously maintained a compensation recovery policy covering recovery of bonuses and equity compensation received by executive officers under certain circumstances. In light of the incentive compensation recovery rules and stock exchange listing standards that became effective in fiscal 2024, we adopted a mandatory compensation recovery policy (the “Mandatory Compensation Recovery Policy”). The Mandatory Compensation Recovery Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by Section 16 officers of the Company. This policy provides that, in the event of an accounting restatement due to material non-compliance with any financial reporting requirement, the Company will recover the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.
Stock Ownership by Our Named Executive Officers
The Board believes that each of our executives who has reached the level of Senior Vice President or above should be a shareholder and should have a significant financial stake in the Company. Accordingly, the Compensation Committee adopted stock ownership requirements, which are reflected in our Corporate Governance Guidelines, requiring each executive to hold our common stock having a fair market value equal to a multiple of their base salary, as set forth below:
•	Chief Executive Officer—3x annual base salary
•	Executive Vice President—2x annual base salary
•	Senior Vice President—1x annual base salary
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COMPENSATION DISCUSSION AND ANALYSIS
The current stock ownership requirements were established in April 2013. All shares beneficially owned by an executive are included in the calculation, except that shares subject to performance-based vesting conditions, shares subject to unexercised stock options, and SARs are not included. For purposes of the stock ownership calculation, shares are valued at the greater of (i) the average closing price of one share of the Company’s common stock during the most recent fiscal year and (ii) the closing price on the last day of the most recent fiscal year.
In addition, our Corporate Governance Guidelines contain a stock retention requirement that mandates executives to retain at least 75% of the shares they received from equity compensation awards, net of shares withheld or tendered to satisfy withholding taxes, until the stock ownership requirement is satisfied.
Based on their current holdings and status as current executive officers, Ms. Lintonsmith, Mr. Lain, Ms. Zupfer and Mr. Suarez each remain subject to our stock retention requirement. None of the NEOs sold any shares during fiscal 2026. The Nominating and Corporate Governance Committee is responsible for measuring and monitoring compliance with these guidelines.
Policies and Practices Related to the Grant of Equity Awards
We do not have any formal policy that requires us to grant, or avoid granting, equity awards at certain times. Historically, the Compensation Committee approved the issuance of equity awards in connection with employee retention, annual compensation decisions at its first regular meeting of the year, and, when appropriate, in connection with the hire of an executive officer. At times, when NEO compensation decisions are made outside of the Company’s regular meetings, our Board and the Compensation Committee may approve equity awards for NEOs as needed. In certain cases, the Compensation Committee approves equity awards to be granted later when the trading window under the Company’s insider trading policy opens. As a result, in all cases, the timing of grants of equity awards, including SARs and stock options, occurs independent of the release of any material nonpublic information, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based compensation.
During fiscal 2026, we did not award SARs or stock options to any of our NEOs.
Employment Agreements and Post-Employment Compensation
We are parties to certain compensatory arrangements with our NEOs, as described below under the “Summary of Arrangements with Named Executive Officers” section of this Proxy Statement. The purpose of these arrangements is to reflect the compensatory terms agreed to in connection with attracting talented executives to our Company.
All of our NEOs are eligible for certain compensation and other benefits if his or her employment terminates due to certain articulated reasons (including in connection with a change in control). Receipt of these benefits generally requires the executive to comply with certain post-termination covenants and execute a release of claims in favor of the Company. The Compensation Committee and the Board recognize the importance of avoiding the distraction and loss of key management personnel that may occur in connection with certain leadership transitions, as well as any rumored or actual change in control of the Company. Accordingly, the Compensation Committee and the Board have structured the terms for severance to incentivize the executives to remain employed by the Company during any transition or while a transaction is under consideration or pending, and to not favor one transaction structure over another merely because of the impact on his or her compensation.
Deductibility of Executive Compensation
I.R.S. Code Section 162(m) precludes the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees”.
The Compensation Committee continues to believe that a significant portion of our executives’ compensation should be tied to the Company’s performance and that shareholder interests are best served if the Company’s discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company. The Compensation Committee’s ability to continue to provide a competitive compensation package to attract, motivate, and retain the Company’s most senior executives is considered critical to the Company’s success and to advancing the interests of its shareholders.
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COMPENSATION DISCUSSION AND ANALYSIS
Regulatory Considerations
The Compensation Committee considered (i) the accounting treatment of various types of equity-based compensation under Accounting Standards Codification (“ASC”) Topic 718 and (ii) the non-deductibility of excess parachute tax payments under Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999) in its design of executive compensation programs. In addition, the Compensation Committee considered other tax and accounting provisions in developing the compensation programs for our NEOs. These considerations included the special rules applicable to non-qualified deferred compensation arrangements under Code Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Compensation Committee strove to compensate our NEOs in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately motivate, reward, and retain those executives.
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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table shows each individual who served as our principal executive officer in fiscal 2026 and the two other most highly compensated executive officers in fiscal 2026 who were still serving as such on June 30, 2026 (together, referred to as the “Named Executive Officers” or “NEOs”), along with information concerning compensation earned for services in all capacities during each of the fiscal years ended June 30, 2026 and 2025.

Name and Principal Position	Fiscal Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[4] ($)	All Other Compensation[5] ($)	Total ($)
Susan Lintonsmith President and Chief Executive Officer[6]	2026	186,667	—	291,000	—	284,413	347	762,427
Jim B. Lain Chief Operating Officer and Former Interim President and Chief Executive Officer[7]	2026	526,667	100,000	130,518	—	394,765	10,040	1,161,990
	2025	425,000	—	121,500	—	359,812	40,183	946,495
Kersten D. Zupfer Executive Vice President and Chief Financial Officer	2026	494,500	—	130,518	—	338,166	9,833	973,017
	2025	457,000	71,400	121,500	—	359,812	492	1,010,204
James Suarez Executive Vice President, Company Operations	2026	372,333	—	130,518	—	210,299	486	713,636

1
As to Ms. Zupfer, this value includes amounts provided in the form of a modest perquisite allowance of approximately $32,000, which primarily covers an automobile allowance. The entire allowance is paid to Ms. Zupfer regardless of whether she spends the entire amount on automobile expenses and, therefore, is reported as base salary; however, the allowance amount is not included as base salary for purposes of determining other compensation and benefits amounts. As to Mr. Suarez, this value includes two months of a car allowance totaling $1,500 that was discontinued in connection with his base salary increase effective September 1, 2025; however, similar to Ms. Zupfer, the allowance amount is not included as base salary for purposes of determining other compensation and benefits amounts.

2
The amount for 2026 represents an interim service bonus for Mr. Lain in recognition for his service as Interim President and Chief Executive Officer. The amount for 2025 represents a discretionary acquisition recognition bonus for Ms. Zupfer for the critical role she played in the successful acquisition of Alline.

3
Values expressed represent the aggregate grant date fair value of stock awards, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for a description of the assumptions used in calculating these amounts.

4
The amounts for fiscal 2026 represent (i) amounts earned pursuant to AIC awards under the Short Term Plan as described more fully under the heading “Short Term Incentive Decisions for Fiscal 2026” in the CD&A section of this Proxy Statement as follows: $234,521 for Ms. Lintonsmith; $335,024 for Mr. Lain; $278,425 for Ms. Zupfer; and $150,558 for Mr. Suarez; and (ii) amounts earned pursuant to the Cash LTIP as described more fully under the heading “Long Term Incentive Decisions for Fiscal 2026” in the CD&A section of this Proxy Statement for performance in fiscal 2026, to be paid in later years, subject to continued employment through such future dates, as follows: $49,892 for Ms. Lintonsmith and $59,741 for each of Mr. Lain, Ms. Zupfer and Mr. Suarez.

5	The following table sets forth All Other Compensation amounts by type:

Name	Company Match and Profit- Sharing Contribution[a] ($)	Total All Other Compensation[b] ($)
Susan Lintonsmith	—	347
Jim B. Lain	3,950	10,040
Kersten D. Zupfer	—	9,833
James Suarez	—	486

a	The Company matches the NEOs’ contributions into its retirement savings plans up to $25,000 per calendar year.
b
The Total All Other Compensation amounts include perquisites, which primarily relate to medical benefits, including the reimbursement of co-pay and other out-of-pocket expenses for Mr. Lain of $4,831 and Ms. Zupfer of $9,347.

6
Ms. Lintonsmith was appointed President and Chief Executive Officer of the Company, effective March 16, 2026. See the “Fiscal 2026 Director Compensation Table” for the compensation she received for her service as a non-employee director prior to such date.

7
Mr. Lain served as Interim President and Chief Executive Officer of the Company from July 1, 2025 to March 16, 2026 and has served as Chief Operating Officer since March 16, 2026. Mr. Lain served as Executive Vice President, Brand Operations – Supercuts and Cost Cutters of the Company for fiscal 2025.

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EXECUTIVE COMPENSATION TABLES
Narrative Disclosure to Summary Compensation Table
Summary of Arrangements with Named Executive Officers
The following section addresses the key elements of the compensation arrangements with each of our NEOs, including the key terms of any letter agreements or employment agreements between the NEO and the Company. Mr. Suarez did not have an individual compensatory arrangement with the Company for fiscal 2026.
President and CEO Offer Letter Agreement with Ms. Lintonsmith
Upon approval of the Compensation Committee of the Board, on February 18, 2026, the Company entered into a President and CEO Offer Letter Agreement (the “CEO Agreement”) with Ms. Lintonsmith, pursuant to which she became President and Chief Executive Officer of the Company, effective March 16, 2026, subject to the terms of the agreement. Pursuant to the CEO Agreement, Ms. Lintonsmith’s base salary was set at $640,000 per year and she is eligible for an annual target bonus of 125% of her base salary, which was prorated for fiscal 2026 as set forth in the CEO Agreement. In connection with her appointment, she also received RSUs with a value of $291,000 which vest at the rate of one-third of the total grant amount on each annual anniversary of the grant date. Commencing with fiscal 2027, she will also be eligible to receive annual long-term incentive awards, including in fiscal 2027, an annual long-term incentive award with a value of $1,000,000. The equity awards granted to Ms. Lintonsmith during the first three years of her employment will provide for prorated vesting upon retirement, defined as retirement after age 64, so long as she commences discussions about her retirement at least six months in advance, and upon a termination of her employment without cause. Ms. Lintonsmith is also covered by the Company’s Amended and Restated Senior Executive Severance Policy and other executive level benefit programs.
Letter Agreements with Mr. Lain
Upon approval of the Compensation Committee of the Board, on June 20, 2025, the Company entered into an Interim CEO Offer Letter Agreement (the “Interim CEO Agreement”) with Mr. Lain, pursuant to which he became Interim President and Chief Executive Officer of the Company, subject to the terms of the agreement. For the period of his interim service, Mr. Lain’s base salary was increased to $550,000 and his target annual incentive was increased to 100% of base salary. Mr. Lain was also eligible for a $100,000 interim service bonus subject to certain terms set forth in the Interim CEO Agreement.
Upon approval of the Compensation Committee of the Board, on March 13, 2026, the Company also entered into a Letter Agreement for Chief Operating Officer (the “COO Agreement”) with Mr. Lain, pursuant to which he transitioned from Interim President and Chief Executive Officer to Chief Operating Officer, effective March 16, 2026, subject to the terms of the agreement. Pursuant to the COO Agreement, Mr. Lain’s base salary was set at $470,000 per year and he remains eligible for an annual target bonus, which was pro-rated for fiscal 2026 as set forth in the COO Agreement. In addition, Mr. Lain will be eligible for a continued service bonus of $500,000 if he remains employed by the Company through March 16, 2027, which will also be paid as to a prorated amount of at least one-half if his employment is terminated without cause prior to such date. The COO Agreement superseded and replaced the Interim CEO Agreement in its entirety, provided that the Company was still obligated to pay Mr. Lain the interim service bonus in the amount of $100,000 set forth in the Interim CEO Agreement.
Compensatory Arrangements with Ms. Zupfer
On December 1, 2014, the Company entered into an employment agreement with Ms. Zupfer in connection with her employment with the Company. Pursuant to the agreement, Ms. Zupfer is entitled to (i) receive an annual base salary, the amount of which is reviewed annually by the Compensation Committee and subject to adjustment, (ii) receive an annual incentive award, which is set as a percentage of Ms. Zupfer’s then-current base salary for achievement of target performance, but the actual payout may be less than or greater than such amount for actual performance that is less than or greater than target, respectively, (iii) participate in the Company’s long-term equity incentive program on the same basis as the Company’s other executive officers, with the value of the awards being set annually by the Compensation Committee, and (iv) receive life insurance and health and welfare benefits offered to other full-time employees.
Under the terms of Ms. Zupfer’s employment agreement, she is entitled to certain benefits upon her death or disability, termination without Cause or for Good Reason, or termination for Cause or without Good Reason, which are contingent upon Ms. Zupfer signing, and not rescinding, a release and complying with certain non-competition and non-solicitation covenants. In the event of Ms. Zupfer’s death or disability, she is entitled to her accrued compensation and obligations. In the event of Ms. Zupfer’s termination without Cause or resignation for Good Reason, she is entitled to all accrued compensation and obligations and an amount equal to one times her annual base salary plus a pro-rated portion of any bonus she would have
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EXECUTIVE COMPENSATION TABLES
earned for the year of termination (based on actual performance), plus 12 months of benefits continuation coverage. In Ms. Zupfer’s employment agreement, “Cause” is defined as acts during Ms. Zupfer’s employment resulting in a felony conviction that is materially detrimental to the financial interests of the Company; willful nonperformance by Ms. Zupfer of her material employment duties (other than by reason of physical or mental incapacity) after reasonable notice to Ms. Zupfer and reasonable opportunity (not less than 30 days) to cease such non-performance; or willful engagement in fraud or gross misconduct that is materially detrimental to the financial interests of the Company. “Good Reason” is defined as any of the following to occur during Ms. Zupfer’s employment with the Company: (i) any material diminution in the nature of her authority, duties, or responsibilities, or her removal from, or failure to be reelected to, her position (except in connection with a termination for Cause, permanent disability, or as a result of her Death or her resignation other than for Good Reason); (ii) a material reduction in her base salary (other than a reduction that is part of an across-the-board reduction of base salaries for all executives; provided that, the reduction is commensurate with the percentage reduction in base salaries for all other executives; (iii) the Company’s failure to continue (without substitution of a substantially equivalent plan) any compensation plan, bonus, or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan, or other benefit plan or arrangement in which Ms. Zupfer is participating; (iv) the Company’s material breach of the employment agreement; (v) the requirement that Ms. Zupfer’s principal place of employment be relocated by more than 30 miles from the Company’s current address; or (vi) the Company’s failure to obtain an agreement from any successor entity to assume the Company’s obligations under the employment agreement. “Disability” is defined as a physical or mental disability or health impairment that prevents the effective performance by Ms. Zupfer of her duties on a full-time basis.
Ms. Zupfer’s employment agreement further provides that severance payments will be paid over the course of the severance period and offset by any compensation Ms. Zupfer receives from other substantially full-time employment during the severance period. However, in fiscal 2017, the Compensation Committee modified this provision to provide that severance will not be offset by non-competitive employment. The severance payments are contingent upon Ms. Zupfer signing, and not rescinding, a release of claims and complying with certain non-competition and non-solicitation covenants. The Company’s remedies for violation of restrictive covenants include injunctive relief and forfeiture of severance benefits.
Sign-On, Relocation, and Related Benefits
When executive officers join the Company, from time to time, we have agreed to sign-on incentives and relocation benefits that are not part of their ongoing compensation to incentivize them to leave their former employers and join the Company. No such benefits were provided to the NEOs in fiscal 2025 or 2026.
Amended and Restated Senior Executive Severance Policy
Certain of our executive officers participate in the Amended and Restated Senior Executive Severance Policy (the “Severance Policy”) under which Senior Vice Presidents and above without an individual employment agreement are entitled to receive the following severance benefits if the executive’s employment is terminated without Cause: (i) one year of base salary paid in installments over a period of 12 months; (ii) a pro rata bonus for the fiscal year in which termination occurs based on actual performance, if it can be calculated, but not to exceed (A) the target bonus amount prior to proration based on actual achievement for an executive who worked nine months or more during a fiscal year, (B) if actual achievement cannot be calculated, a bonus amount based on the average payout of other eligible continuing executives for an executive who worked nine months or more during a fiscal year, or (C) 75% of the target bonus amount for an executive who worked less than nine months during the fiscal year; and (iii) continuation of certain medical benefits for up to 12 months unless and until the executive is covered under the health and/or dental insurance policy of a new employer. The severance benefits are subject to the executive signing a release in favor of the Company and complying with one-year non-competition and non-solicitation restrictions. Ms. Lintonsmith’s CEO Agreement incorporated the Severance Policy in the event of a qualifying termination of her employment under the CEO Agreement. Mr. Lain and Mr. Suarez are eligible for severance benefits under the Severance Policy if there is a qualifying termination.
Under the Severance Policy, “Cause” is defined as (a) acts resulting in a felony conviction under any federal or state statutes that is materially detrimental to the financial interests of the Company; (b) willful non-performance by the employee of the employee’s material employment duties (other than by reason of the employee’s physical and/or mental incapacity) after reasonable notice to the employee and reasonable opportunity (not less than 30 days) to cease such non-performance; or (c) willfully engaging in fraud or gross misconduct which is detrimental to the financial interests of the Company.
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EXECUTIVE COMPENSATION TABLES
Long-Term Incentive Awards Granted to Named Executive Officers
The terms of the equity awards granted as part of the current long-term incentives are summarized below:
RSUs under the 2018 Plan
RSUs were granted to Ms. Lintonsmith on March 16, 2026 in connection with her appointment as President and Chief Executive Officer of the Company. RSUs were granted to Mr. Lain, Ms. Zupfer, and Mr. Suarez on September 5, 2025 as part of their annual long term incentive compensation for fiscal 2026. RSUs were granted to Mr. Lain, Ms. Zupfer, and Mr. Suarez on November 22, 2024 as part of their annual long term incentive compensation for fiscal 2025. The RSUs granted in fiscal 2026 and fiscal 2025 are eligible to vest in equal installments on the first three annual anniversaries of the date of grant.
For each of the NEOs, in the event of a termination of employment, unvested RSUs are generally forfeited; provided, however:
•
If a participant’s employment is terminated (i) due to death or Disability (as defined in the 2018 Plan), (ii) due to Retirement (as defined in the award agreement) after the first anniversary of the applicable grant date, (iii) by the Company without Cause (as defined in the 2018 Plan), or (iv) by the participant for Good Reason (as defined in the 2018 Plan), if applicable, and for purposes of clauses (iii) or (iv) within 12 months following a Change in Control (as defined in the 2018 Plan), then the RSUs will fully vest, except that only a pro-rated portion of RSUs will vest upon a termination due to Retirement.

In addition to the foregoing protections, for Ms. Lintonsmith’s RSU grant in fiscal 2026, a pro-rated portion of the RSUs will vest if her employment is terminated by the Company without Cause (as defined in the 2018 Plan) within the first three years of her employment.
The 2018 Plan Definitions
The 2018 Plan provides the following definitions:
•
“Cause” means (i) the employee’s conviction or plea of guilty, no contest or otherwise being found to be or held accountable or responsible for a felony or any crime involving moral turpitude; (ii) substantial and repeated non-performance by the employee of his or her material employment duties other than by reason of his or her physical or mental incapacity after reasonable written notice to the employee and reasonable opportunity (not less than 30 days) to cease such non-performance; (iii) the employee engaging in gross misconduct with respect to the Company or any affiliates; (iv) the employee’s violation of any material Company policy or Company code of conduct, or nondisclosure, non-solicitation, non-competition, or similar obligation owed to the Company or any affiliates; (v) the employee’s material breach of any fiduciary duty to the Company or any affiliates; or (vi) the employee engaging in fraudulent, dishonest, unethical, dishonorable, or disruptive behavior, practices, or acts, or any other misconduct, which would be reasonably expected to harm or bring disrepute to the Company or any affiliates, their business or any of their customers, employees, or vendors, as determined by the Company.

•	“Change in Control” means the first to occur of any of the following events:
•
any person is or becomes the beneficial owner of 20% or more of either (a) the then outstanding shares of our common stock (the “Outstanding Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), except for an acquisition by an entity resulting from a Business Combination; provided that, a Change in Control shall not occur if a person becomes the beneficial owner of 20% or more of the Outstanding Common Stock or Outstanding Voting Securities solely as the result of a change in the aggregate number of shares of Outstanding Common Stock or Outstanding Voting Securities since the last date on which such person acquired beneficial ownership of any shares of common stock or voting securities (provided further, however, that if a person becomes the beneficial owner of 20% or more of the Outstanding Common Stock or Outstanding Voting Securities by reason of such change in the aggregate number of shares of Outstanding Common Stock or Outstanding Voting Securities and thereafter becomes the beneficial owner of any additional shares of Common Stock or voting securities (other than pursuant to a dividend or distribution paid or made by the Company on the Outstanding Common Stock or Outstanding Voting Securities or pursuant to a split or subdivision of the Outstanding Common Stock or Outstanding Voting Securities), then a Change in Control shall occur unless upon becoming the beneficial owner of such additional shares of common stock or voting securities such person does not beneficially own more than 20% of the Outstanding Common Stock or Outstanding Voting Securities);

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EXECUTIVE COMPENSATION TABLES
•
consummation of a Business Combination, unless immediately following such Business Combination, (i) all or substantially all of the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s voting stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s voting stock immediately prior to such Business Combination and (ii) no person beneficially owns, directly or indirectly, 20% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity); or

•
the Continuing Directors have ceased for any reason to constitute at least a majority of the Board, provided that, any person becoming a director subsequent to November 6, 2024 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the Continuing Directors shall be, for purposes of the 2018 Plan, considered as though such person were a Continuing Director;

provided, however, that for any payment with respect to any award under the 2018 Plan that is subject to Section 409A of the Code, the Change in Control must also be a change in control event under Treasury Regulations Section 1.409A-3(i)(5).
For purposes of this definition, “Business Combination” means a merger or consolidation of the Company with or into another entity, a statutory share exchange, or the acquisition by any person of all or substantially all of the assets of the Company; and “Continuing Directors” means individuals who are members of the Board of Directors as of November 6, 2024, together with any individual who becomes a director thereafter whose initial election or nomination was approved by a majority of the then Continuing Directors (excluding any individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest).
•	“Good Reason” means the occurrence, without the express written consent of the employee, of any of the following:
•	any material diminution in the nature of the employee’s authority, duties, or responsibilities;
•
any reduction by the Company in the employee’s base salary then in effect, other than an across-the-board reduction of not more than 10% that applies to all other similarly situated employees of the Company; or

•
following a Change in Control, failure by the Company to continue in effect (without substitution of a substantially equivalent plan or a plan of substantially equivalent value) any compensation plan, bonus, or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan, or other benefit plan or arrangement in which the employee is then participating;

provided that, the employee notifies the Company of such condition within 90 days of its initial existence and the Company fails to remedy such conduct within 30 days of receiving such notice (the “Cure Period”) and the employee delivers written notice of resignation to the Company’s Human Resources Department within 30 days following the end of the Cure Period.
Retirement Plans and Arrangements
We currently provide the NEOs the option to participate in two Company-sponsored retirement savings plans: the Executive Retirement Savings Plan, a nonqualified deferred compensation plan, and the Regis Individual Secured Retirement Plan (the “RiSRP”), an employee welfare benefit plan, which was added in fiscal 2016 as a post-tax retirement savings option.
Elections to defer compensation under the Executive Retirement Savings Plan are made annually, prior to the beginning of the year in which the deferred compensation is earned. Executives may defer up to 100% of their annual compensation, including annual incentive, on a pre-tax basis. Beginning with elections made in fiscal 2016, in-service distributions must be deferred for a minimum of two years. Employer contributions under the Executive Retirement Savings Plan for our NEOs include a 25% match on up to a maximum of $100,000 in deferred compensation (i.e., $25,000) and a discretionary annual profit sharing contribution (each on a calendar-year basis), although no profit sharing contribution has been made since 2016. We deposit the deferred amounts and employer contributions into a trust for the benefit of plan participants. In accordance with tax laws, the assets of the
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EXECUTIVE COMPENSATION TABLES
trust are subject to claims of the Company’s creditors. Participant account balances are deemed invested as the executive directs, from time to time, among the investment alternatives offered. Subject to compliance with plan terms and applicable tax requirements (including, without limitation, Code Section 409A), executives may elect the distribution date for their plan accounts.
Under the RiSRP, participants may elect to contribute amounts from payroll, up to 100% of their annual compensation, including annual incentive, on an after-tax basis. Employee contributions under the RiSRP for our NEOs include the same match opportunity as the Executive Retirement Savings Plan, and if an NEO is participating in both plans, their aggregate match is capped at $25,000. Participants may also make contributions outside of payroll deductions, but these are not eligible for employer match. Participant contributions and employer matching contributions are deposited in participant-owned life insurance policies. These insurance policies are not subject to claims of the Company’s creditors. Each participant’s account balance under the life insurance policy is invested as the participant directs, from time to time, among the investment alternatives available under the insurance policy.
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EXECUTIVE COMPENSATION TABLES
Outstanding Equity Awards at Fiscal 2026 Year-End
The following table sets forth certain information concerning outstanding equity awards held by the NEOs as of June 30, 2026.

	Option Awards					Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Susan Lintonsmith	RSU					2,727[1,2]	76,356
	RSU					1,470[1,3]	41,160
	RSU					12,125[4]	339,500
Jim B. Lain	RSU					5,400[5]	151,200
	RSU					3,601[6]	100,828
	Stock Option	5,625[7]	—	30.40	8/26/2032
	Cash-settled SAR	5,625[7]	—	30.40	8/26/2032
	Stock Option	5,000[8]	—	55.20	11/5/2031
	Cash-settled SAR	5,000[8]	—	55.20	11/5/2031
Kersten D. Zupfer	RSU					5,400[5]	151,200
	RSU					3,601[6]	100,828
	Stock Option	5,625[7]	—	30.40	8/26/2032
	Cash-settled SAR	5,625[7]	—	30.40	8/26/2032
	Stock Option	5,625[8]	—	55.20	11/5/2031
	Cash-settled SAR	5,625[8]	—	55.20	11/5/2031
James Suarez	RSU					5,400[5]	151,200
	RSU					3,601[6]	100,828
	Stock Option	2,500[7]	—	30.40	8/26/2032
	Cash-Settled SAR	2,500[7]	—	30.40	8/26/2032
	Stock Option	1,500[9]	—	33.00	2/8/2032
	Cash-Settled SAR	2,500[9]	—	33.00	2/8/2032
	Stock Option	1,000[8]	—	55.20	11/5/2031

1	Reflects RSUs granted to Ms. Lintonsmith during her service as a non-employee director before she was appointed President and Chief Executive Officer in March 2026.
2	Award vests on the earlier of November 14, 2026 or the Annual Meeting.
3	Award vests on the earlier of December 4, 2026 or the Annual Meeting.
4	Award vests in equal installments on each of the first, second, and third anniversaries of the grant date, which was March 16, 2026.
5	Award vests in equal installments on each of the first, second, and third anniversaries of the grant date, which was September 5, 2025.
6	Award vests in equal installments on each of the first, second, and third anniversaries of the grant date, which was November 22, 2024.
7	Award vested in equal installments on each of the first, second, and third anniversaries of the grant date, which was August 26, 2022.
8
Award vested as to 20% of the shares on the first anniversary of the grant date, which was November 5, 2021, and 20% of the shares on the second anniversary of the grant date, and vested as to 60% of the shares on the third anniversary of the grant date.

9
Award vested as to 20% of the shares on the first anniversary of the grant date, which was February 8, 2022, and vested as to 20% of the shares on the second anniversary of the grant date and 60% of the shares on the third anniversary of the grant date.

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Pay Versus Performance
The following table sets forth additional compensation information of our Chief Executive Officer (“CEO”) #1, our CEO #2, and our other NEOs (averaged), along with total shareholder return and net income performance results for fiscal years 2024, 2025, and 2026:

	Summary Compensation Table Total for CEO #1(1) ($)	Compensation Actually Paid to CEO #1(1)(2) ($)	Summary Compensation Table Total for CEO #2(1) ($)	Compensation Actually Paid to CEO #2(1)(2) ($)	Average Summary Compensation Table for Other NEOs(1) ($)	Average Compensation Actually Paid to Other NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return(3) ($)	Net Income (Loss) ($ in thousands)
2026	762,427	810,927	1,161,990	1,221,830	843,327	906,772	130	6,943
2025	1,586,805	1,395,973	N/A	N/A	978,350	878,728	103	123,536
2024	1,842,007	1,799,593	N/A	N/A	729,285	693,551	106	91,060

1	Our NEOs were:

Year	CEO #1	CEO #2	Other NEOs
2026	Susan Lintonsmith	Jim B. Lain	Kersten D. Zupfer, James Suarez
2025	Matthew Doctor		Kersten D. Zupfer, Jim B. Lain
2024	Matthew Doctor		Kersten D. Zupfer, John C. Davi

2
None of our NEOs participate in a pension plan; therefore, no adjustment from the Summary Compensation Table total related to pension value was made. A reconciliation of Total Compensation from the Summary Compensation Table (referred to below as “SCT”) to Compensation Actually Paid to each individual who served as our CEO during fiscal 2026 and our Other NEOs (as an average) is shown below:

	2026
Adjustments	CEO #1 ($)	CEO #2 ($)	Average of Other NEOs ($)
Total Compensation from SCT	762,427	1,161,990	843,327
(Subtraction): SCT amounts for Stock Awards and Option Awards	(291,000)	(130,518)	(130,518)
Addition: Fair value at end of fiscal 2026 of awards granted during fiscal 2026 that are outstanding and unvested at the end of fiscal 2026	339,500	151,200	151,200
Addition (Subtraction): The difference between the fair value of awards from the end of fiscal 2025 to the end of fiscal 2026 which were granted in any fiscal year prior to fiscal 2026 that are outstanding and unvested at the end of fiscal 2026	—	20,526	22,616
Addition: Vesting date fair value of awards granted and vesting during fiscal 2026	—	—	—
Addition (Subtraction): The difference between the fair value of awards from the end of fiscal 2025 to the vesting date for awards granted in any fiscal year prior to fiscal 2026 for which vesting conditions were satisfied as of the end of fiscal 2026	—	18,632	20,148
(Subtraction): Fair value at end of fiscal 2025 of awards granted in any fiscal year prior to fiscal 2026 that fail to meet the applicable vesting conditions in fiscal 2026	—	—	—
Addition: Dividends or other earnings paid on stock or option awards in fiscal 2026 prior to vesting if not otherwise included in the SCT amount for fiscal 2026	—	—	—
Compensation Actually Paid (as calculated)[4]	810,927	1,221,830	906,772

3
Total shareholder return as calculated based on a fixed investment of one hundred dollars in Company stock measured from the market close on June 30, 2023 (the last trading day of fiscal 2023) through and including the end of the fiscal year for each year reported in the table.

4	Amounts may not foot due to rounding.
2026 PROXY STATEMENT | 35

PAY VERSUS PERFORMANCE
Relationship Between Pay and Performance
The charts shown below present a graphical comparison of Compensation Actually Paid to our CEOs and the average Compensation Actually Paid to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) total shareholder return (“TSR”) and (2) net income (loss).
Compensation Actually Paid Versus Company TSR

(1)	Total shareholder return in the above chart reflects the cumulative return of $100 as if invested in our Company stock on June 30, 2023, including reinvestment of any dividends.
Compensation Actually Paid Versus Net Income (Loss)

36 |

PAY VERSUS PERFORMANCE
Equity Compensation Plan Information
The following table provides information about our common stock that may be issued under all of our stock-based compensation plans in effect as of June 30, 2026.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders[1]	161,391	$97.54	384,107[2]
Equity compensation plans not approved by security holders	50,000[3]	$223.00	0
Total	211,391	$127.22	384,107

1
Includes shares granted through stock options, stock-settled SARs, restricted stock awards, RSUs, and PSUs under the 2004 Long Term Plan, 2016 Long Term Plan, and 2018 Plan. Information regarding the stock-based compensation plans is included in Notes 1 and 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2026.

2
The Company’s 2018 Plan provides for the issuance of a maximum of 415,945 shares of the Company’s common stock through stock options, SARs, restricted stock, or RSUs. As of June 30, 2026, there are 214,253 shares available for future issuance under the 2018 Plan and 169,854 shares available for issuance under the Company’s Stock Purchase Plan.

3
Consists of stock-settled SARs granted to Hugh Sawyer, the Company’s former President and Chief Executive Officer, under the applicable stock exchange inducement grant exception to the rules for shareholder approval of equity plans in connection with the commencement of his employment with the Company.

2026 PROXY STATEMENT | 37

ITEM 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Upon the recommendation of the Compensation Committee of the Board the Board unanimously recommends that you vote FOR the approval of the compensation of our Named Executive Officers.

As required by SEC rules, we are providing shareholders with an annual, non-binding advisory vote to approve the executive compensation as disclosed in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement. At the Annual Meeting, shareholders will vote on the following advisory resolution regarding the compensation of our Named Executive Officers as described in this Proxy Statement (commonly referred to as “Say-on-Pay”):
“RESOLVED, that the shareholders of Regis Corporation approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the ‘Compensation Discussion and Analysis’ section, and compensation tables and narrative discussion contained in the ‘Executive Compensation’ section in this Proxy Statement.”
Our executive compensation programs are based on our belief that attracting, retaining, and motivating talented executives is critical to the maintenance of our competitive advantage in the haircare industry and to the achievement of the business goals set by the Board. Accordingly, our executive compensation programs are designed to reward executives for achieving our financial and business goals, while also aligning our executives’ interests with those of our shareholders. We believe that we can best achieve these goals by providing our executives with a mix of compensation elements that incorporate cash and equity, as well as short-term and long-term components, and that are tied to our business goals, all as described in the CD&A section of this Proxy Statement.
For a comprehensive description of our executive compensation program, philosophy, and objectives, including the specific elements of executive compensation that comprised the program in fiscal 2026, please refer to the CD&A section, as well as the Summary Compensation Table and accompanying narrative disclosures that follow the CD&A section, in this Proxy Statement.
This advisory vote will not affect any compensation already paid or awarded to our Named Executive Officers and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will review and carefully consider the outcome of the vote. If there is a significant number of negative votes, the Compensation Committee will seek to understand the concerns that influenced the vote and consider them in making future executive compensation decisions.
Upon the recommendation of the Compensation Committee of the Board, the Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers.
38 |

ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee of the Board the Board unanimously recommends that you vote FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Grant Thornton LLP has served as our independent registered public accounting firm since our fiscal year ended June 30, 2021. The Audit Committee has selected Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2027. Although not required, the Board wishes to submit the selection of Grant Thornton LLP for shareholders’ ratification at the Annual Meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.
Representatives of Grant Thornton LLP are expected to participate in the Annual Meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.
Audit Fees
Aggregate audit fees billed for professional services rendered by Grant Thornton LLP were $640,000 for the year ended June 30, 2026, and $660,000 for the year ended June 30, 2025. Such fees were primarily for professional services rendered for the audit of our consolidated financial statements as of and for the years ended June 30, 2026 and June 30, 2025, reviews of our unaudited condensed consolidated interim financial statements and accounting consultations required to perform an audit in accordance with generally accepted auditing standards.
Audit-Related Fees
There were no audit-related services rendered by Grant Thornton LLP in the years ended June 30, 2026 or 2025.
Tax Fees
Aggregate non-audit related fees billed for tax services rendered by Grant Thornton LLP were $78,690 for the year ended June 30, 2026, and $258,447 for the year ended June 30, 2025. The tax fees were primarily for strategic tax planning, tax compliance, general tax consulting and assistance with income tax audits.
All Other Fees
There were no other services rendered by Grant Thornton LLP in the years ended June 30, 2026 or 2025.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has approved the engagement of Grant Thornton LLP to perform auditing services for the current fiscal year ending June 30, 2027. In accordance with Company policy, any additional audit or non-audit services must be approved in advance. All the professional services provided by Grant Thornton LLP during the year ended June 30, 2026 were approved or pre-approved in accordance with the policies of our Audit Committee.
2026 PROXY STATEMENT | 39

AUDIT COMMITTEE REPORT
The Audit Committee reports to and assists the Board in providing oversight of the financial management, the independent auditor, and financial reporting procedures of the Company. Each member of the Audit Committee is “independent” within the meaning of applicable Nasdaq listing standards. The Audit Committee has adopted a written charter describing its functions, which has been approved by the Board.
Our management is responsible for preparing our financial statements and the overall reporting process, including our system of internal controls. Our independent auditor, Grant Thornton LLP, is responsible for auditing the financial statements and expressing opinions thereon.
In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditor matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence.
The Audit Committee discussed with the independent auditor the overall scope and plans for its audit. The Audit Committee meets with the independent auditor, with and without management present, to discuss the results of its examinations, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2026 for filing with the SEC. The Audit Committee has also recommended to the Board the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2027.
Andrew Alfano
Lockie Andrews
Nancy Benacci
Michael J. Merriman, Chair
Members of the Audit Committee
40 |

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During fiscal 2026 and fiscal 2025, we were not a party to any related party transactions covered by the Exchange Act rules.
Our Related Party Transaction Approval Policy sets forth our policies and procedures for the review and approval of certain related party transactions by the Nominating and Corporate Governance Committee. The policy applies to any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which the Company, or any of its subsidiaries, is or will be a participant and in which a related person has a direct or indirect interest, but exempts the following:
•	Payment of compensation by the Company to a related party for the related party’s service to the Company as a director, officer or employee;
•	Transactions available to all employees or all shareholders of the Company on the same terms;
•
Transactions that, when aggregated with the amount of all other transactions between the Company and the related party or any entity in which the related party has an interest, involve less than $10,000 in a fiscal year; and

•	Transactions in the ordinary course of the Company’s business at the same prices and on the same terms as are made available to customers of the Company generally.
The Nominating and Corporate Governance Committee must approve any related party transaction subject to this policy before commencement of the related party transaction; provided, however, that if a related party is only first identified after it commences or first becomes a related party transaction, it must be brought to the Nominating and Corporate Governance Committee for approval or a determination that the transaction should be terminated. Alternatively, the Nominating and Corporate Governance Committee has delegated authority to its Chair to approve related party transactions if they arise between the Nominating and Corporate Governance Committee’s meetings.
The Nominating and Corporate Governance Committee will analyze the following factors, in addition to any other factors it deems appropriate, in determining whether to approve a related party transaction:
•	Whether the terms are fair to the Company;
•	Whether the transaction is material to the Company;
•	The role the related party has played in arranging the related party transaction;
•	The structure of the related party transaction; and
•	The interests of all related parties in the related party transaction.
The Nominating and Corporate Governance Committee may, in its sole discretion, approve or deny any related party transaction. A transaction will be approved only if the Nominating and Corporate Governance Committee determines that it is not inconsistent with the interests of the Company and our shareholders. Approval of a related party transaction may be conditioned upon the Company and the related party taking any actions that the Nominating and Corporate Governance Committee deems appropriate.
2026 PROXY STATEMENT | 41

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of September 2, 2026, the ownership of our common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding shares, by each director and director nominee, by each named executive officer identified in the Summary Compensation Table, and by all current executive officers, directors and director nominees as a group. Except as indicated below, the parties listed in the table have the sole voting and investment power with respect to the shares indicated. Unless otherwise indicated, the address for each person or entity named below is c/o Regis Corporation, 3701 Wayzata Boulevard, Suite 600, Minneapolis, Minnesota 55416. Our Company had 2,500,157 shares of common stock issued and outstanding as of September 2, 2026.

Name of Beneficial Owner or Identity of Group		Number of Shares Beneficially Owned[1,2] (#)	Percent of Class (%)
More than 5% Shareholders	The TCW Group, Inc., on behalf of the TCW Business Unit[3]	349,322	12.3
Named Executive Officers	Susan Lintonsmith	6,949	*
	Jim B. Lain	17,209	*
	Kersten D. Zupfer	19,517	*
	James Suarez	11,234	*
Directors and Nominees (in addition to Ms. Lintonsmith, who is listed above):	Andrew Alfano	2,409	*
	Lockie Andrews	12,568	*
	Nancy Benacci	9,328	*
	William Charters[4]	97,131	3.9
	Michael Mansbach	12,614	*
	Michael J. Merriman	17,567	*
	All current executive officers, directors, and director nominees as a group (11 persons)[5]	206,557	8.0

*	less than 1%
1
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to restricted stock units that vest within 60 days or have vested but have not yet been distributed: 6,949 shares for Ms. Lintonsmith, 1,799 shares for Mr. Lain, 1,799 shares for Ms. Zupfer, 1,799 shares for Mr. Suarez, 2,409 shares for Mr. Alfano, 8,068 shares for Ms. Andrews, 7,146 shares for Ms. Benacci, 1,631 shares for Mr. Charters, 8,114 shares for Mr. Mansbach, and 13,067 shares for Mr. Merriman.

2
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to stock options that are exercisable or will become exercisable within 60 days: 10,625 shares for Mr. Lain, 11,250 shares for Ms. Zupfer, 5,000 shares for Mr. Suarez, 4,500 shares for Ms. Andrews, 2,182 shares for Ms. Benacci, 4,500 shares for Mr. Mansbach, and 4,500 shares for Mr. Merriman.

3
Based on information in a Schedule 13G filed by The TCW Group, Inc., on behalf of the TCW Business Unit (“TCW”) on October 11, 2024, TCW reported sole voting power over no shares, shared voting power over 349,322 shares, sole dispositive power over no shares, and shared dispositive power over 349,322 shares, all of which shares are issuable upon exercise of warrants beneficially owned by TCW. The address for TCW is 515 South Flower Street, Los Angeles, CA 90071.

4	Includes 40,000 shares held in a partnership with his spouse and 1,500 shares held as custodian for his children.
5	See footnotes 1, 2, and 4 for information regarding the nature of certain indirect and deemed ownership of the shares included in this amount.
42 |

OTHER INFORMATION
2026 Annual Meeting of Shareholders
This Proxy Statement is furnished to shareholders of the Company in connection with the solicitation on behalf of our Board of proxies for use at the Annual Meeting, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
The address of our principal executive office is 3701 Wayzata Boulevard, Suite 600, Minneapolis, Minnesota 55416.
Availability of Proxy Materials
As permitted by rules adopted by the SEC, we are making our proxy materials, which include our Notice and Proxy Statement and Annual Report on Form 10-K, available to our shareholders over the Internet. We believe that this e-proxy process expedites our shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of the Annual Meeting. In accordance with such SEC rules, we will send shareholders of record as of the close of business on September 2, 2026 a Notice of Internet Availability of Proxy Materials (the “Notice”), which mailing will commence on or about September 17, 2026. The Notice contains instructions on how shareholders can access our proxy materials and vote their shares over the Internet. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions for requesting such materials included in the Notice.
Participating in the Annual Meeting
The Annual Meeting will be held at 9:00 a.m. Central Time on October 28, 2026. The Annual Meeting will be conducted completely as a virtual meeting via the Internet. Shareholders may access the meeting and submit questions electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/RGS2026. You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on September 2, 2026, the record date, or hold a valid proxy for the meeting. Shareholders will need the 16-digit control number included in the Notice, on the proxy card, or in the instructions that accompanied the proxy materials to access the Annual Meeting. Shareholders may log in to the virtual meeting platform beginning at 8:45 a.m. Central Time on October 28, 2026. Shareholders of record and beneficial owners as of the record date may vote their shares electronically live during the Annual Meeting.
Shareholders may submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/RGS2026 or in advance of the meeting at www.proxyvote.com after logging in with your control number.
If you experience technical difficulties during the meeting or have trouble accessing the Annual Meeting, please call the technical support number that will be posted on the virtual shareholder meeting log in page.
Solicitation and Revocation of Proxies
In addition to the use of the mail, proxies may be solicited personally or by mail, telephone, fax, email, Internet, or other electronic means by our directors, officers, and regular employees who will not be additionally compensated for any such services. Proxies may also be solicited by means of press releases and other public statements.
We will pay all solicitation expenses in connection with the Notice, this Proxy Statement and any related proxy soliciting material of the Board, including the expense of preparing, printing, assembling, and mailing such material.
Proxies to vote at the Annual Meeting are solicited on behalf of the Board. Any shareholder giving a proxy may revoke it at any time before it is exercised by participating in the Annual Meeting and revoking it or by providing written notice of revocation or by submitting another proxy bearing a later date to our Chief Financial Officer at the address set forth above prior to the Annual Meeting. Such proxies, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the specifications indicated thereon. If a proxy is signed and returned and no direction is given, the proxy will be voted in accordance with the Board recommendation on each proposal, as set forth below.
2026 PROXY STATEMENT | 43

OTHER INFORMATION
Voting at the Annual Meeting
If you are a shareholder of record as of the record date, you can vote your shares in any of the following ways:
•
By Internet: You can vote via the Internet by following the instructions on the Notice or by accessing, before the meeting, www.proxyvote.com or, during the meeting, www.virtualshareholdermeeting.com/RGS2026 and following the instructions contained on that website;

•	By Telephone: In the United States and Canada, you can vote by telephone by following the instruction in the Notice or by calling 1-800-690-6903 and following the instructions; or
•
By Proxy: You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Unless you vote live at the Annual Meeting, we must receive your vote by 11:59 p.m. Central Time on October 27, 2026, the day before the Annual Meeting, for your vote by proxy to be counted.
If You Hold Your Shares in “Street Name”
If you hold your shares in “street name,” i.e., through a bank, broker, or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors and the Say-on-Pay proposal. Accordingly, we urge you to promptly give instructions to your custodian to vote on these matters by following the instructions provided to you by your custodian. Please note that if you intend to vote your street name shares by participating in the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.
44 |

OTHER INFORMATION
Voting Rights and Requirements
Only shareholders of record as of the close of business on September 2, 2026 will be entitled to sign proxies or to vote. On that date, there were 2,500,157 shares issued, outstanding, and entitled to vote. Each share of common stock is entitled to one vote. A majority of the outstanding shares present or by proxy at the Annual Meeting is required to transact business and constitutes a quorum for voting on items at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted as being present at the Annual Meeting in determining the quorum, but neither will be counted as a vote in favor of a matter. A “broker non-vote” is a proxy submitted by a bank, broker or other custodian that does not indicate a vote for some of the proposals because the broker does not have or does not exercise discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on those proposals.
Vote Required
The table below summarizes the proposals that will be voted on, the vote required to approve each item, voting options, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation[1]	Broker Discretionary Voting Allowed[2]	Impact of Abstention
Item 1 Election of the six director nominees listed in this Proxy Statement	Majority of votes cast “FOR” must exceed “AGAINST” votes[3]	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 2 Advisory “Say-on-Pay” vote	We will consider our shareholders to have approved this advisory proposal if the votes cast “FOR” exceed the votes cast “AGAINST”[4]	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 3 Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm
Majority of votes present in person or by proxy and entitled to vote on this item of business or, if greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting
		“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	“AGAINST”

1	If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.
2
A broker non-vote will not count as a vote for or against Items 1 and 2. For Item 3, a broker non-vote will have no effect unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve the item, then a broker non-vote will have the same effect as a vote “AGAINST.”

3
In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, our Corporate Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Corporate Governance Guidelines further provide that the Nominating and Corporate Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the election. The nominee who tendered his or her resignation will not participate in the Board decisions. Cumulative voting in the election of directors is not permitted.

4
The advisory Say-on-Pay vote is not binding on us; however, we will consider the shareholders to have approved the compensation of our named executive officers if the number of shares voted “FOR” the proposal exceeds the number of shares voted “AGAINST” the proposal.

2026 PROXY STATEMENT | 45

OTHER INFORMATION
Proposals of Shareholders
Shareholders who intend to present proposals at the 2027 annual meeting of shareholders, and who wish to have such proposals included in our proxy statement for the 2027 annual meeting, must be certain that such proposals are received by us not later than May 20, 2027. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for our 2027 annual meeting.
For shareholders who intend to present proposals or director nominees directly at the 2027 annual meeting and not for inclusion in our 2027 proxy statement, we must receive notice of such proposal not later than July 30, 2027 and not earlier than June 30, 2027, provided that in the event that the date of the 2027 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the Annual Meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the 2027 annual meeting and not later than the close of business on the later of the 90th day prior to the 2027 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Such proposals must meet the requirements set forth in our bylaws in order to be presented at our 2027 annual meeting. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than August 30, 2027.
Proposals and notices of intention to present proposals at our 2027 annual meeting should be addressed to our Chief Financial Officer, Regis Corporation, 3701 Wayzata Boulevard, Suite 600, Minneapolis, Minnesota 55416.
Annual Report to Shareholders and Form 10-K
Our Annual Report to Shareholders and Form 10-K, including financial statements for the year ended June 30, 2026, is available on our website at www.regiscorp.com. If requested, we will provide shareholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Such requests should be directed to our Chief Financial Officer, at our address stated herein.
Notice of Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 28, 2026. The Notice and Proxy Statement and Annual Report on Form 10-K are available in the Investor Relations section of our website at www.regiscorp.com.
General
The Board knows of no other matter to be acted upon at the Annual Meeting. However, if any other matter is properly brought before the Annual Meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.
Your vote is very important no matter how many shares you own.
You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by telephone or through the Internet in accordance with the voting instructions provided to you.
By Order of the Board

Kersten D. Zupfer
Chief Financial Officer
September 17, 2026
46 |

APPENDIX A: NON-GAAP RECONCILIATION
Adjusted EBITDA and Company-owned Adjusted EBITDA
EBITDA represents U.S. GAAP net income excluding interest expense, income taxes, depreciation and amortization expense, and long-lived asset impairment expense. The Company defines adjusted EBITDA, as EBITDA excluding identified items impacting comparability for each respective period. For the twelve months ended June 30, 2026, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items below. The impacts of the income tax benefit (provision) adjustments associated with the above items are already included in the U.S. GAAP reported net income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to Adjusted EBITDA.
Company-owned Adjusted EBITDA represents U.S. GAAP Company-owned segment profit (loss) excluding depreciation and amortization expense, long-lived asset impairment expense and stock-based compensation expense, further excluding identified items impacting comparability for each respective period. For the twelve months ended June 30, 2026, the items impacting comparability consisted of the discrete items described in the footnote to the reconciliation table.
For purposes of the fiscal 2026 AIC payouts under the Short Term Plan, Adjusted EBITDA and Company-owned Adjusted EBITDA disclosed for financial reporting purposes was further adjusted by the Compensation Committee to exclude expenses for AIC expense and bonus accruals.
REGIS CORPORATION
Reconciliation of Reported U.S. GAAP Net Income To Adjusted EBITDA, A Non-GAAP Financial Measure
(Dollars in thousands)
(Unaudited)

Twelve Months Ended June 30, 2026
Consolidated
Consolidated reported net income, as reported (U.S. GAAP)	$ 6,943
Interest expense, as reported	20,673
Income taxes, as reported	(1,072)
Depreciation and amortization, as reported	4,112
Long-lived asset impairment, as reported	52
EBITDA (as defined above)	$30,708

Professional fees and legal settlements	425
Severance	440
Lease liability benefit	(219)
Lease termination fees	557
Rent Settlement	185
CEO Transition Fees	863
Stock-based compensation expense	849
Gain on earn-out liability	(1,000)
Adjusted EBITDA, non-GAAP financial measure	$32,808
AIC expense and bonus accruals	3,512
Adjusted EBITDA, further adjusted as described above	$36,320

2026 PROXY STATEMENT | A-1

REGIS CORPORATION
Reconciliation of Company-owned Segment Profit (Loss) to Company-owned Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

Twelve Months Ended June 30, 2026
Company-owned segment profit (loss), as reported (U.S. GAAP)	$ 3,398
Depreciation and amortization	3,317
Long-lived asset impairment	52
Stock-based compensation expense	35
Discrete items(1)	783
Company-owned Adjusted EBITDA, non-GAAP financial measure	$7,585
AIC expense and bonus accruals	155
Adjusted EBITDA, further adjusted as described above	$7,740

(1)
Discrete items include one-time professional fees and legal settlements, severance expense, the benefit from lease liability decreases in excess of previously impaired right of use asset, and lease termination fees.

A-2 |

REGIS CORPORATION
3701 WAYZATA BOULEVARD, SUITE 600
MINNEAPOLIS, MN 55416

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on October 27, 2026 for shares held directly. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RGS2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on October 27, 2026 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regis Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T03325-P56823 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGIS CORPORATION

The Board of Directors recommends you vote FOR each of the following director nominees:

1. Election of Directors.

Nominees:	For	Against	Abstain
1a. Andrew Alfano	☐	☐	☐
1b. Lockie Andrews	☐	☐	☐
1c. Nancy Benacci	☐	☐	☐
1d. William Charters	☐	☐	☐
1e. Susan Lintonsmith	☐	☐	☐
1f. Michael Mansbach	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Advisory vote on the compensation of the Company's named executive officers (the "Say-on-Pay Vote").	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
3. Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm.	☐	☐	☐

NOTE: The proxies are authorized to vote, in their discretion, on any other matters as may properly come before the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR EACH OF PROPOSALS 2 AND 3.

Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

REGIS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 28, 2026
9:00 a.m., CT

Via the Internet at www.virtualshareholdermeeting.com/RGS2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you Vote by Phone or Internet, please do not mail your Proxy Card please detach here

T03326-P56823

Regis Corporation
3701 Wayzata Boulevard, Suite 600, Minneapolis, MN 55416 **proxy**

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 28, 2026

The undersigned hereby appoints Susan Lintonsmith and Kersten D. Zupfer, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote as directed on the reverse side of this proxy card all of the shares of the Common Stock of Regis Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on October 28, 2026, and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR each director nominee and FOR each of proposals 2 and 3, and will be voted in the discretion of the proxies on any other matters as may properly come before the annual meeting and any adjournments thereof.

(Continued, and TO BE COMPLETED AND SIGNED on the reverse side)